                                                                  EXHIBIT (d)(1)

                      -------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                      among

                               EBRO PULEVA, S.A.,

                            EBRO PULEVA PARTNERS G.P.

                                       and

                               RIVIANA FOODS INC.

                                   dated as of

                                  July 23, 2004

                      -------------------------------------

                                TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER.........................................................      1
ARTICLE I THE OFFER..................................................................      2
   Section 1.1 The Offer.............................................................      2
   Section 1.2 Company Actions.......................................................      4
ARTICLE II THE MERGER................................................................      5
   Section 2.1 The Merger............................................................      5
   Section 2.2 Effective Time........................................................      6
   Section 2.3 Effects of the Merger.................................................      6
   Section 2.4 Charter and By-laws; Directors and Officers...........................      6
   Section 2.5 Conversion of Shares..................................................      6
   Section 2.6 Exchange of Certificates..............................................      7
   Section 2.7 Stock Plans...........................................................      9
   Section 2.8 Further Assurances....................................................     10
   Section 2.9 Closing...............................................................     10
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.........................     10
   Section 3.1 Organization..........................................................     10
   Section 3.2 Authority.............................................................     10
   Section 3.3 Consents and Approvals; No Violations.................................     11
   Section 3.4 Information Supplied..................................................     12
   Section 3.5 Interim Operations of Sub.............................................     12
   Section 3.6 Brokers...............................................................     12
   Section 3.7 Financing.............................................................     12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................     12
   Section 4.1 Organization, Standing and Power......................................     13
   Section 4.2 Capital Structure.....................................................     13
   Section 4.3 Authority.............................................................     15
   Section 4.4 Consents and Approvals; No Violation..................................     15
   Section 4.5 SEC Documents and Other Reports.......................................     16
   Section 4.6 Information Supplied..................................................     17
   Section 4.7 Absence of Certain Changes or Events..................................     17
   Section 4.8 Permits and Compliance; Contracts.....................................     18
   Section 4.9 Tax Matters...........................................................     19
   Section 4.10 Actions and Proceedings..............................................     21
   Section 4.11 Employee Benefits....................................................     21
   Section 4.12 Liabilities..........................................................     23
   Section 4.13 Labor Matters; Worker Safety Laws....................................     23
   Section 4.14 Intellectual Property................................................     25
   Section 4.15 Title to Assets and Related Matters..................................     26
   Section 4.16 Environmental Matters................................................     27
   Section 4.17 State Takeover Statutes..............................................     29
   Section 4.18 Required Vote of Company Stockholders................................     29
   Section 4.19 Brokers..............................................................     29
   Section 4.20 Insurance............................................................     29
   Section 4.21 Warranties and Product Liability.....................................     30
   Section 4.22 Opinion of Financial Advisor.........................................     30

   Section 4.23 Absence of Certain Business Practices................................     30
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS..................................     30
   Section 5.1 Conduct of Business by the Company Pending the Merger.................     30
   Section 5.2 No Solicitation.......................................................     34
ARTICLE VI ADDITIONAL AGREEMENTS.....................................................     36
   Section 6.1 Stockholder Meeting...................................................     36
   Section 6.2 Access to Information.................................................     38
   Section 6.3 Directors.............................................................     38
   Section 6.4 Fees and Expenses.....................................................     39
   Section 6.5 Reasonable Best Efforts; Cooperation..................................     39
   Section 6.6 Public Announcements..................................................     40
   Section 6.7 State Takeover Statutes...............................................     40
   Section 6.8 Indemnification.......................................................     40
   Section 6.9 Notification of Certain Matters.......................................     40
   Section 6.10 Employee Matters.....................................................     41
   Section 6.11 Regulatory Approvals.................................................     42
   Section 6.12 Section 16 Matters...................................................     42
   Section 6.13 Standstill Agreements................................................     42
   Section 6.14 FIRPTA Certification.................................................     42
ARTICLE VII CONDITIONS PRECEDENT TO THE MERGER.......................................     43
   Section 7.1 Conditions to Each Party's Obligation to Effect the Merger............     43
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.......................................     43
   Section 8.1 Termination...........................................................     43
   Section 8.2 Effect of Termination.................................................     45
   Section 8.3 Amendment.............................................................     46
   Section 8.4 Waiver................................................................     46
ARTICLE IX GENERAL PROVISIONS........................................................     46
   Section 9.1 Non-Survival of Representations and Warranties........................     46
   Section 9.2 Notices...............................................................     47
   Section 9.3 Interpretation; Certain Definitions...................................     48
   Section 9.4 Counterparts..........................................................     51
   Section 9.5 Entire Agreement; No Third-Party Beneficiaries........................     51
   Section 9.6 Governing Law.........................................................     51
   Section 9.7 Assignment............................................................     51
   Section 9.8 Severability..........................................................     52
   Section 9.9 Specific Performance;.................................................     52

EXHIBIT INDEX
Exhibit A - Conditions of the Offer
Exhibit B-1 Significant Shareholders
Exhibit B-2 Form of Shareholder Agreement
Exhibit C-1 Surviving Corporation - Amendments to Restated Certificate of Incorporation of the Company
Exhibit C-2 Surviving Corporation - By-Laws
Exhibit C-3 Surviving Corporation - Directors

                             INDEX OF DEFINED TERMS


Acceptance Date................................................        3
Active Subsidiary..............................................       14
Agreement......................................................        1
Antitrust Condition............................................       ii
Cash Payment...................................................        9
Certificate of Merger..........................................        6
Certificates...................................................        8
Closing........................................................        6
Closing Date...................................................        6
COBRA..........................................................       23
Code...........................................................        9
Company........................................................        1
Company Common Stock...........................................        1
Company Financial Advisor......................................        4
Company Form 10-K..............................................       24
Company Owned Real Property....................................       50
Company Permits................................................       19
Company Plan...................................................       22
Company Preferred Stock........................................       14
Company Property...............................................       26
Company Proxy Statement........................................        5
Company Real Property Leases...................................       50
Company SEC Documents..........................................       17
Company Securities.............................................       15
Compensation Agreement.........................................       22
Constituent Corporations.......................................        1
DGCL...........................................................        3
Disclosure Schedule............................................       11
Dissenting Shares..............................................        7
Dormant Subsidiaries...........................................       24
Effective Time.................................................        6
ERISA..........................................................       22
ERISA Affiliate................................................       22
Exchange Act...................................................        2
GAAP...........................................................       17
Governmental Entity............................................        9
Group..........................................................       15
Hazardous Substances...........................................       29
HSR Act........................................................       12
Independent Directors..........................................       40
Information Statement..........................................        5
Intellectual Property..........................................       26
Knowledge......................................................   19, 23
Leased Real Property...........................................       50
Material Adverse Effect........................................       12
Merger.........................................................        1

Merger Consideration...........................................        7
Minimum Condition..............................................       44
Offer..........................................................        1
Offer Conditions...............................................        2
Offer Documents................................................        3
Offer Price....................................................        1
Offer to Purchase..............................................        3
Options........................................................       10
Organizational Documents.......................................       12
Outside Date...................................................        3
Owned Property.................................................       26
Parent.........................................................        1
Parent Benefit Plan............................................       43
Paying Agent...................................................        8
Permitted Encumbrances.........................................       51
Person.........................................................        4
Proxy Statement................................................        5
Real Property..................................................       52
Related Party..................................................       34
Representatives................................................        8
Schedule 14D-9.................................................        4
Schedule TO....................................................        3
SEC............................................................        3
Securities Act.................................................       17
Shares.........................................................        1
Significant Stockholders.......................................        1
State Takeover Approvals.......................................       12
Stock Plan.....................................................       10
Stockholder Agreements.........................................        1
Stockholder Meeting............................................       12
Sub............................................................        1
Subsidiary.....................................................        6
Superior Proposal..............................................        4
Surviving Corporation..........................................        6
Takeover Proposal..............................................       35
Tax Return.....................................................       20
Taxes..........................................................        8
Trade Secrets..................................................       26
Welfare Plan...................................................       23
Worker Safety Laws.............................................       25

                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2004 (this "Agreement"), among Ebro Puleva, S.A., a "sociedad anonima" organized under the laws of Spain ("Parent"), Ebro Puleva Partners G.P., a Delaware general partnership whose general partners are Parent and Herba Foods S.L., a "sociedad limitada" organized under the laws of Spain ("Sub"), and Riviana Foods Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations"). Capitalized terms not defined in the context of the Section of this Agreement in which such terms first appear shall have the meanings set forth in Section 9.3(b).

                              W I T N E S S E T H:

      WHEREAS, the respective Boards of Directors of Parent and the Company and the general partners of the Sub have determined that the acquisition of the Company by Parent is in the best interests of their respective corporations and stockholders and have approved such acquisition on the terms and subject to the conditions set forth herein;

      WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the outstanding shares (the "Shares") of Common Stock, par value $1.00 per share, of the Company (the "Company Common Stock") at a purchase price of $25.75 per Share the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below) and recommending that holders of Shares accept the Offer and that the Company's stockholders approve this Agreement and the transactions contemplated hereby;

      WHEREAS, the respective Boards of Directors of Parent and the Company and the general partners of the Sub have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive the Offer Price; and the Boards of Directors of the Company and the general partners of the Sub have approved and adopted this Agreement and the transactions contemplated hereby;

      WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith Parent, Sub and certain of the stockholders of the Company set forth on Exhibit B-1 hereto (collectively, the "Significant Stockholders") are entering into Stockholder Agreements dated as of the date hereof (the "Stockholder Agreements") in the form attached hereto as Exhibit B-2, pursuant to which each of the Significant Shareholders has agreed, among other things, to tender all of their shares of Company Common Stock owned by such Significant

Shareholder into the Offer and to take certain other actions in furtherance of the Merger and to grant an irrevocable proxy to the Parent with respect thereto; and

      WHEREAS, Parent, Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and to prescribe various conditions to the Offer and the Merger as set forth herein.

      NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

      Section 1.1 THE OFFER.

            (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and none of the events set forth in Exhibit A shall have occurred, as promptly as practicable but in no event later than seven (7) business days following the public announcement by Parent and the Company of the Offer and Merger, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), the Offer at the Offer Price. The obligation of Sub to, and of Parent to cause Sub to, consummate the Offer and accept for payment, and pay for, any Shares tendered and not withdrawn pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Parent and Sub in their sole discretion, except as expressly provided in the Offer Conditions) and to the rights of Parent and Sub to terminate this Agreement as provided in Section 8.1. The conditions to the Offer set forth in Exhibit A are for the sole benefit of Parent and Sub and may be asserted by Parent and Sub regardless of the circumstances giving rise to any such conditions (other than as a result of any action or inaction of Parent or Sub that constitutes a breach of this Agreement). The initial expiration date of the Offer shall be the twentieth (20th) business day following commencement of the Offer. The Offer Price shall be net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. Parent and Sub expressly reserve the right, in their sole discretion, to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price,
(iii) impose any material conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement); (iv) except as provided in the next sentence, extend the Offer beyond any scheduled expiration date; (v) change the form of consideration payable in the Offer (other than adding consideration); or (vi) amend any other material terms of the Offer in a manner adverse to the holders of Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived; provided, however, that notwithstanding anything herein to the contrary, if any of the conditions to the Offer are not satisfied or waived on any scheduled expiration date of the Offer, Parent and Sub shall be required to extend the Offer until such condition or conditions are satisfied or waived unless such condition or conditions could not reasonably be expected to be satisfied by the Outside Date; provided, further, that in no event shall Parent and Sub be required to extend the expiration date of the Offer beyond the Outside Date; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer; (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clauses (i) and
(ii) of this sentence if there shall not have been tendered a sufficient number of Shares to enable the Merger to be effected without a meeting of the Company's stockholders in accordance with Section 253 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"); and (iv) after the Acceptance Date, for one or more subsequent offering periods of up to an additional twenty
(20) business days in the aggregate pursuant to Rule 14d-11 of the Exchange Act, in each case subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Subject to the foregoing and applicable law and upon the terms and subject to the conditions of the Offer, Sub shall, and Parent shall cause it to, accept for payment, as promptly as permitted under applicable securities laws, and pay for (after giving effect to any required withholding tax), as promptly as practicable after the date on which Sub first accepts shares for payment pursuant to the Offer (such date, regardless of whether Parent and Sub elect to provide for one or more subsequent offering periods pursuant to Rule 14d-11 of the Exchange Act, the "Acceptance Date") all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

            (b) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") subject to the Offer Conditions set forth in Exhibit A. On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all supplements or amendments thereto, the "Schedule TO") with respect to the Offer, which shall contain as an exhibit or incorporate by reference the Offer to Purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Sub shall cause to be disseminated the Offer Documents to holders of Shares as and to the extent required by applicable federal securities laws. Parent and Sub agree that the Offer Documents shall comply in all material respects with the Exchange Act and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Sub with respect to information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that the Offer Documents shall be, or have become, false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with the Company and its counsel in responding to any such comments.

      Section 1.2 COMPANY ACTIONS.

            (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held on July 22, 2004, at which all directors were present (in person or by telephone), duly and unanimously adopted resolutions: (i) approving and adopting this Agreement, including the Offer, the Merger and the other transactions contemplated hereby; (ii) taking all action necessary to render the provisions of Section 203 of the DGCL and other state takeover statutes inapplicable to the Offer, the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby as contemplated by Section 4.17 hereof; (iii) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company's stockholders and that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of Shares; and (iv) recommending that holders of Shares accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board of Directors of the Company described in this Section 1.2(a); provided, however, that the Company's Board of Directors may withdraw, modify or amend the recommendation if it determines in good faith only after consultation with Goldman Sachs & Co. (the "Company Financial Advisor") and receipt of and based upon advice from outside legal counsel to the Company that the Board of Directors is required by fiduciary duties to the Company's stockholders under applicable law to withdraw, modify or amend its recommendations in response to a Superior Proposal as provided in Section 5.2 below. The Company represents and warrants to Parent and Sub that it has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer.

            (b) On the date on which the Offer Documents are filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") that will comply in all material respects with the provisions of all applicable federal securities laws and that will contain the recommendations of the Board of Directors of the Company and the opinion of the Company Financial Advisor, in each case, described in Section 1.2(a), and the Company shall cause to be disseminated the Schedule 14D-9 along with the Offer Documents to holders of Shares as and to the extent required by applicable federal securities laws. On the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall be, or has become, false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the
Schedule 14D-9 and to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to holders of Shares. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Parent, Sub and their counsel in responding to any such comments.

            (c) The Company hereby consents to the inclusion of the recommendations of the Board of Directors of the Company and the opinion of the Company Financial Advisor, in each case, described in Section 1.2(a) in, as necessary, the proxy statement (including the form of proxies) ("Proxy Statement") or information statement ("Information Statement") relating to the vote of the Company's stockholders with respect to this Agreement (as amended, supplemented or modified, the Proxy Statement and the Information Statement, together the "Company Proxy Statement").

            (d) In connection with the Offer and the Merger, the Company shall cause its transfer agent or agents to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

                                   ARTICLE II

                                   THE MERGER

      Section 2.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Upon the Merger, the separate partnership existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct or indirect wholly-owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

      Section 2.2 EFFECTIVE TIME. If all the conditions to the Merger set forth in Article VII of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VIII hereof, the parties hereto shall cause a certificate of merger, or if applicable, a certificate of ownership and merger, (the "Certificate of Merger") to be properly executed and filed in accordance with the DGCL and the terms of this Agreement on the Closing Date and shall cause all other filings and records required by applicable law in connection with the Merger. The Merger shall become effective when the Certificate of Merger executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual written consent of the Company and the Sub, the Certificate of Merger may provide for a later date and time of effectiveness of the Merger. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for record or such later date and time of effectiveness of the Merger established by the Certificate of Merger. The Certificate of Merger shall be filed on the date of the Closing (as defined below).

      Section 2.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 2.4 CHARTER AND BY-LAWS; DIRECTORS AND OFFICERS.

            (a) At the Effective Time, the Restated Certificate of Incorporation of the Company (the "Company Charter"), as amended as set forth on Exhibit C-1, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Restated By-laws of Company, in the form attached hereto as Exhibit C-2, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Company Charter.

            (b) At the Effective Time the initial directors of the Surviving Corporation shall be those persons set forth on Exhibit C-3 hereto, until the earlier of their resignation, removal or death or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation, removal or death or until their respective successors are duly elected and qualified, as the case may be.

      Section 2.5 CONVERSION OF SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

            (a) Each issued and outstanding partnership interest of Sub, shall be canceled and converted into and thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $1.00 per share, which newly issued shares shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

            (b) All Shares that are held in the treasury of the Company and all Shares owned by Parent or by any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

            (c) Subject to the provisions of Section 2.5(d), each Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.5(b) and other than Dissenting Shares (as defined in Section 2.5(d)) shall be canceled and converted into the right to receive from the Surviving Corporation the Offer Price in cash, without interest (the "Merger Consideration"), upon surrender of the certificate representing such Share as provided in Section 2.6 of this Agreement. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

            (d) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, Shares that are issued and outstanding immediately prior to the Effective Time that have not been voted for adoption of this Agreement and are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and holders of such Shares will be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect, or effectively withdraw or lose, their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect, or effectively withdraws or loses, such right, then such Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, pursuant to Section 2.5(c). Prior to the Effective Time, the Company will give Parent prompt written notice and copies of (i) any demands received by the Company for appraisals of Shares and (ii) all written and electronic communications between the Company and its representatives, on the one hand, and the dissenting stockholders and their representatives, on the other hand relating thereto. The Company shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle, settle or otherwise negotiate any such demands. Each Dissenting Share, if any, shall be canceled after payment in respect thereof made to the holder thereof pursuant to the DGCL.

      Section 2.6 EXCHANGE OF CERTIFICATES.

            (a) Prior to the Effective Time, Parent shall designate a United States bank or trust company (or such other Person or Persons as shall be reasonably acceptable to Parent and the Company) to act as paying agent in the Merger (the "Paying Agent"), and from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to
Section 2.5. Such funds shall be invested by the Paying Agent as directed by Parent. Any and all profits resulting from, or interest or income earned on or produced by, such investments shall be payable as directed by Parent.

            (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented Shares which were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 2.5. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and otherwise accompanied by all documents required to evidence and effect such transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing Dissenting Shares or Shares to be cancelled in accordance with
Section 2.5(b) above) shall be deemed for all purposes at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent (or any affiliate thereof) or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or under any provisions of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made by Parent or the Paying Agent.

            (c) All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, then they shall be canceled and exchanged as provided in this Article II.

            (d) Promptly following the date that is six months after the Effective Time, the Paying Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares to be canceled pursuant to Section 2.5(b)) shall look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws) and only as general creditors thereof, with respect to any Merger Consideration that may be payable, without interest thereon, upon due surrender of the Certificates held by such holder.

            (e) Notwithstanding the foregoing, none of Parent, Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), then the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

            (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holders thereof are entitled pursuant to this Article II.

      Section 2.7 STOCK PLANS. Immediately prior to the Effective Time, each then outstanding stock option or similar right (collectively, the "Options"), whether or not then vested or exercisable, shall be (or, if not previously vested and exercisable, shall become), consistent with the plans and agreements applicable to such Options (each, a "Stock Plan"), vested and exercisable and such Options as of the Effective Time shall be canceled by the Company, and each then vested Option shall no longer be exercisable but shall entitle the holder thereof, in cancellation and settlement therefor, to a payment in cash by the Company (subject to any applicable withholding taxes) (and, if necessary, Parent shall provide funds to the Company sufficient for such payments), promptly following the Effective Time, equal to the product of (a) the total number of Shares subject to such vested Option and (b) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such vested Option (such amounts payable hereunder being referred to as the "Cash Payment"). All Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall terminate as of the Effective Time. The Company shall take all actions necessary to effectuate the provisions of this Section 2.7, including obtaining all necessary consents to ensure that, after the Effective Time, holders of Options will have no rights in respect of such Options other than the rights of the holders of vested Options to receive the Cash Payment in cancellation and settlement thereof. The Cash Payment shall be made by check representing the applicable cash amount, without interest.

      Section 2.8 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or (b) otherwise to carry out the purposes of this Agreement, then the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

      Section 2.9 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6012 on the date that the last of the conditions set forth in Article VII of this Agreement (other than (i) those that are waived by the party or parties for whose benefit such conditions exist and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing Date) are satisfied; or (b) at such other place, time and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date."

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

  Parent and Sub represent and warrant to the Company as follows:

      Section 3.1 ORGANIZATION. Parent is a "sociedad anonima" duly organized and in good legal standing under the laws of Spain. Sub is a general partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

      Section 3.2 AUTHORITY. On or prior to the date of this Agreement, the Board of Directors of Parent and the general partners of Sub have declared the Merger advisable and have approved and adopted this Agreement in accordance with applicable law. Each of Parent and Sub has all requisite corporate or partnership power and authority to execute and deliver this Agreement and the Stockholder Agreements, and each of Parent and Sub has all requisite corporate or partnership power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Sub of this Agreement and the Stockholder Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action (including Board or general partner action) on the part of Parent and Sub, and no other corporate or partnership proceeding is necessary for the execution and delivery by Parent or Sub of this Agreement or the Stockholder Agreements, the performance by Parent or Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Sub of the transactions contemplated hereby and thereby, subject, in the case of this Agreement, to the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Sub, and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company) this Agreement constitutes the valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms.

      Section 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on
Schedule 3.3 of the Disclosure Schedule, assuming that all consents, approvals, authorizations and other actions described in this Section 3.3 have been obtained and all filings and obligations described in this Section 3.3 have been made or satisfied, the execution and delivery of this Agreement and the Stockholder Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Sub under, any provision of (a) the Organizational Documents of Parent and of Sub, each as amended to date, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their respective properties or assets, other than, in the case of clauses (b) and (c), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or Sub, materially impair or delay the ability of Parent or Sub to perform their respective obligations hereunder or under the Stockholder Agreements or prevent or materially delay the consummation by Parent or Sub of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or Sub in connection with the execution and delivery by Parent or Sub of this Agreement or of the Stockholder Agreements or is necessary for the consummation by Parent or Sub of the Offer, the Merger and the other transactions contemplated by this Agreement or the Stockholder Agreements, except for (i) in connection, or in compliance, with the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"); (iv) such filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (v) filings and approvals required under applicable foreign or multi-international antitrust laws and regulations; and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair or delay the ability of Parent or Sub to perform its obligations hereunder or under the Stockholder Agreements or prevent or materially delay the consummation by Parent or Sub of any of the transactions contemplated hereby or thereby.

      Section 3.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (a) the Offer Documents, (b) the Schedule 14D-9, (c) the information to be filed by the Company in connection herewith pursuant to Rule 14f-1 under the Exchange Act (if required) and (d) the Company Proxy Statement (if required) will (except to the extent revised or superseded by amendments or supplements contemplated hereby), (i) in the case of clauses (a), (b) and (c) at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, or (ii) in the case of clause (d), at the time such document is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any Subsidiary of the Company specifically for inclusion or incorporation by reference therein.

      Section 3.5 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      Section 3.6 BROKERS. No broker, investment banker, financial advisor or other Person, other than Bear Stearns, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

      Section 3.7 FINANCING. Parent has or will have available to it at the time required the funds necessary to consummate the Offer and the Merger in accordance with the terms of this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Sub that, except as set forth in the Disclosure Schedule delivered to Parent and Sub at the time of execution of this Agreement (the "Disclosure Schedule"), it being agreed that disclosure of any item on the Disclosure Schedule shall be deemed to be disclosed with respect to the Section of this Agreement to which such item is correspondingly numbered and all other Sections of this Agreement to which the relevance of such item is reasonably apparent from the face of the Disclosure
Schedule:

      Section 4.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. A list of all Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary of the Company, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary of the Company and the name of any Person other than the Company or another Subsidiary of the Company that owns capital stock of the Subsidiary of the Company, is set forth in Section 4.1 of the Disclosure Schedule. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation of the Company and the charter documents of each Active Subsidiary and the By-laws of the Company and each Active Subsidiary, as applicable and as currently in effect, all stock records and all corporate minute books and records of the Company and each Active Subsidiary. The corporate minute books and records of the Company and each Active Subsidiary accurately reflect, in all material respects, all action taken by the stockholders or the Board of Directors or any committee thereof of the Company and each Active Subsidiary and contain true and complete copies, in all material respects, of all resolutions adopted by the stockholders or the Board of Directors or any committee thereof of the Company and any Active Subsidiary. No other similar organizational documents are applicable to or binding upon the Company or any Active Subsidiary. Except as set forth in Section 4.1 of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other legal entity. There are no current or prospective obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or to assume any liability or obligation of, any other Person. The Dormant Subsidiaries have either no or de minimis operations and revenues.

      Section 4.2 CAPITAL STRUCTURE.

            (a) The authorized capital stock of the Company consists of 24,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock").

            (b)   As of the date hereof:

                  (i) 14,529,823 Shares (excluding the Shares held in treasury) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights;

                  (ii) no shares of Company Preferred Stock were issued and outstanding;

                  (iii) except for 1,353,077 Shares held in the treasury of the Company, no Shares or shares of Company Preferred Stock were held in the treasury of the Company or by Subsidiaries of the Company; and

                  (iv) 1,388,120 Shares were issuable upon exercise of outstanding Options granted under the Stock Plans as set forth on Section 4.2(b)(iv) of the Disclosure Schedule.

            (c) Except as described on Section 4.2(c) of the Disclosure Schedule, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other voting securities or securities convertible into or exchangeable for capital stock or voting securities of or other equity interests in the Company or any of its Subsidiaries or equity equivalents, interests in ownership or earnings of the Company (including stock appreciation rights, phantom stock or stock-based performance units) or other similar rights (collectively, "Company Securities") or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights to which the Company or any of its Subsidiaries is a party the value of which is based on the value of any Company Securities. Except as described on Schedule 4.2(c) of the Disclosure Schedule, there are no programs in place or outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other voting securities of the Company or any Company Securities or to vote or dispose of any shares of the capital stock or other voting securities of any of the Subsidiaries of the Company. Each outstanding share of Common Stock is, and each share of Common Stock that may be issued pursuant to the exercise of outstanding Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive and similar rights and registration rights

            (d) Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights and, except as set forth in Section 4.2(d) of the Disclosure Schedule, owned by the Company or a wholly-owned Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. There are no existing options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests or securities of any Subsidiary of the Company.

            (e) Except as described on Section 4.2(e) of the Disclosure Schedule, there are no stockholders agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound relating to the issued or unissued capital stock of the Company or any Subsidiary of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger) or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company or any Subsidiary of the Company. The following information for each Active Subsidiary of the Company is listed in the Disclosure Schedule, if applicable: (i) its name and jurisdiction of incorporation or organization, (ii) the location of its principal executive office, (iii) the names and positions of its senior officers, and (iv) the names of its directors.

      Section 4.3 AUTHORITY. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously approved the Offer and declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement and the transactions contemplated hereby in accordance with the DGCL, resolved to recommend the acceptance of the Offer by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval, if applicable. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, and no other corporate proceeding is necessary for the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, subject to (A) approval of the Merger by the stockholders of the Company and (B) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

      Section 4.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this Section
4.4 have been obtained and all filings and obligations described in this Section
4.4 have been made, except as set forth in Section 4.4 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (a) the Organizational Documents of the Company or any of the Company's Subsidiaries,
(b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (b) or (c), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, impair or delay the ability of the Company to perform its obligations hereunder or prevent or delay the ability of the Company to perform its obligations hereunder or prevent or delay the consummation by the Company of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or is necessary for the consummation by the Company of the Offer, the Merger and the other transactions contemplated by this Agreement, except for
(i) in connection, or in compliance, with the provisions of the Exchange Act or the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings, authorizations, orders and approvals as may be required in connection with State Takeover Approvals, (iv) the approvals and filings set forth in Section 4.4 of the Disclosure Schedule,
(v) applicable requirements, if any, of Blue Sky Laws or the NASDAQ National Market and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, impair or delay the ability of the Company to perform its obligations hereunder or prevent or delay the consummation by the Company of any of the transactions contemplated hereby.

     Section 4.5 SEC DOCUMENTS AND OTHER REPORTS.

            (a) The Company has timely filed all forms, reports, schedules, proxy statements, registration statements and other documents required to be filed with the SEC since July 1, 2001 (collectively, the "Company SEC Documents"). Except as set forth in Section 4.5 of the Disclosure Schedule, the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein) (a) at the time they became effective, in the case of registration statements, or when filed, in the case of any other Company SEC Document, complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and (b) do not (except to the extent revised or superseded by a subsequent filing with the SEC), and did not at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited quarterly statements, the omission of full footnote disclosures to such financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, none of which were or are material in amount). Except as disclosed in the Company SEC Documents, the Company has not, since July 31, 2001, made any change in the accounting practices or policies applied in the preparation of financial statements.

            (b) Section 4.5(b) of the Company Disclosure Schedule sets forth the (i) consolidated unaudited balance sheet of the Company and its Subsidiaries as of June 27, 2004 and (ii) consolidated unaudited statements of operations of the Company and its Subsidiaries for the three (3) month and twelve (12) month periods ended on June 27, 2004. The balance sheet and statement of operations set forth in Section 4.5(b) of the Company Disclosure Schedule comply in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated therein or in the notes thereto) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of June 27, 2004 and the consolidated results of their operations for the period (subject to normal year-end audit adjustments and any other adjustments described therein and the fact that they do not or will not, as the case may be, contain all of the footnote disclosures required by GAAP).

      Section 4.6 INFORMATION SUPPLIED. The Schedule 14D-9, when filed with the SEC and first published, sent or given to stockholders of the Company, will comply in all material respects with the Exchange Act. Neither the Schedule 14D-9 nor any of the information provided by or on behalf of the Company specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC or first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to written information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. The Company Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and the DGCL, except that no representation or warranty is made by the Company with respect to written information supplied by Parent or Sub specifically for inclusion in the Company Proxy Statement. The Company Proxy Statement will not, at the time the Company Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to stockholders, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as set forth in Section 4.7 of the Disclosure Schedule, since March 28, 2004:
(a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice; (b) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, (c) the Company and its Subsidiaries have not sustained any damage, destruction, loss or interference with their business or properties (whether or not covered by insurance) that has had or would have a Material Adverse Effect on the Company,
(d) other than any changes in the ordinary course of the Company's business and consistent with past practice of the Company, there has not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the Company SEC Documents filed prior to the date hereof, and
(e) there has been no event causing a Material Adverse Effect on the Company, nor any development that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Company or any of its Subs and (f) neither the Company nor any of its Subsidiaries has taken any action, or failed to take any action, which if such action or failure occurred during the period from the date of this Agreement to the Closing Date would constitute a breach or violation of Section 5.1.

      Section 4.8 PERMITS AND COMPLIANCE; CONTRACTS.

            (a) Except as set forth in Section 4.8 of the Disclosure Schedule, and except with respect to Environmental Permits (as defined in Section 4.16 of this Agreement), which are addressed exclusively in Section 4.16(b) of this Agreement, each of the Company and its Subsidiaries holds all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except as would not reasonably be expected to have a Material Adverse Effect. No suspension or cancellation of any material Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with (i) their respective Organizational Documents, (ii) all applicable foreign, federal, state and local laws, ordinances, administrative or governmental rules or regulations,
(iii) all orders, decrees and judgments of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries and (iv) all Company Permits.

            (b) Each material written or oral contract, instrument or other agreement, guarantee, license, lease or other agreement to which the Company or any of its Subsidiaries is a party (each, a "Contract") is valid and binding on the Company (or, to the extent a Subsidiary is a party, such Subsidiary) and, to the Knowledge of the Company, each other party thereto, and each Contract is in full force and effect, and the Company and each Subsidiary and, to the Knowledge of the Company, each other party thereto has performed in all material respects the obligations required to be performed by such party to date under each Contract. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, no event of material default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of material default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any Contract (including, without limitation, any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other similar agreement or instrument) to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject.

            (c) As of the date hereof, except as set forth in Section 4.8 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by, and neither they or any of their assets or properties subject to, any Contracts required to be disclosed in the

Company SEC Documents which are either not filed or not publicly available without redaction as an exhibit to one or more Company SEC Documents filed with the SEC prior to the date hereof.

            (d) Except as set forth in Section 4.8 of the Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to, or bound by, any written or oral: (i) Contract obligating the Company or its Subsidiaries to pay or receive an amount in excess of $500,000 (excluding purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business); (ii) Contract containing provisions which are in effect as of the date hereof which restrict in any manner the Company's right to compete with any other person or entity, the Company's right to sell to or purchase from any other person or entity, the right of any other party to compete with the Company, or the ability of such person or entity to employ any of the Company's employees; (iii) secrecy or confidentiality agreements (except for secrecy and confidentiality agreements which (A) are terminable at will at any time by the Company, (B) do not provide for any payment of consideration and (C) do not contain any "standstill" provision or similar restriction on the Company's ability to negotiate an acquisition of another entity); (iv) other than as set forth in the Disclosure Schedule, distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing and/or sale of the products or services of the Company or any of its Subsidiaries; (v) Contract pursuant to which the Company acquired the ownership or control of any material interest (with respect to value) in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement other than as otherwise disclosed herein; (vi) Contract containing change of control provisions relating to the Company; or (vii) any other Contract not entered into in the ordinary course of business.

      Section 4.9 TAX MATTERS.

            (a) Except as otherwise set forth in Section 4.9(a) of the Disclosure Schedule: (i) the Company and each of its Subsidiaries have filed with the appropriate Governmental Entity all material Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete in all material respects; (ii) all Taxes due and owing by the Company and each of its Subsidiaries have been timely paid; (iii) the most recent financial statements contained in the Company SEC Documents provide an adequate accrual for the payment of Taxes for the periods covered by such Company SEC Documents; (iv) the Company and each of its Subsidiaries have complied with all material rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (v) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed; and (vi) there are no outstanding waivers, agreements or comparable consents that have been given by the Company or any of its Subsidiaries or with respect to any Tax Return of the Company or any of its Subsidiaries regarding the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

            (b) Except as otherwise set forth in Section 4.9(b) of the Disclosure Schedule, to the Knowledge of the Company: (i) no issues have been raised by any Governmental Entity in connection with the Tax Returns of the Company or any of its Subsidiaries; (ii) no claim has ever been made by a Governmental Entity in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction; (iii) no power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes; (iv) there is no action, suit, investigation, audit, claim, assessment or other administrative or court proceedings pending or proposed or threatened that could affect materially the liability for Taxes of the Company or any of its Subsidiaries or against the Company or any of its Subsidiaries; and (v) there are no encumbrances or liens for Taxes upon the assets of the Company or any of its Subsidiaries except for liens relating to current Taxes not yet due and payable.

            (c) Except as otherwise set forth in Section 4.9(c) of the Disclosure Schedule: (i) none of the Company or any of its Subsidiaries has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company and its Subsidiaries); (ii) neither the Company nor any of its Subsidiaries is a party to, or is bound by, any Tax sharing, Tax indemnity, cost sharing, or similar agreement, policy or practice relating to Taxes; (iii) the Company has made available to Parent copies of all material Tax Returns filed by the Company or any of its Subsidiaries for any of the taxable periods that remains open, as of the date hereof, for examination or assessment of Tax; and
(iv) neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (d) Except as otherwise set forth in Section 4.9(d) of the Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has made any payments, or is a party to an agreement (including this Agreement) that under any circumstances could or will obligate it to make payments (either before, on, or after the Closing Date) that will not be deductible because of
Section 162(m) or Section 280G of the Code (or any corresponding provision of state, local or foreign tax law); (ii) none of the indebtedness of the Company or any of its Subsidiaries constitutes (a) "corporate acquisition indebtedness" (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (b) an "applicable high yield discount obligation" under Section 163(i) of the Code; and (iii) neither the Company nor any of its Subsidiaries has participated in an international boycott as defined in Code Section 999.

            (e) Except as otherwise set forth in Section 4.9(e) of the Disclosure Schedule: the Company and each of its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
(iv) installment sale or open transaction disposition made on or prior to the date of the Closing or (v) prepaid amount received on or prior to the date of the Closing.

            (f) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to be governed by Section 355 of the Code.

            (g) Neither the Company nor any of its Subsidiaries has engaged in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

      Section 4.10 ACTIONS AND PROCEEDINGS. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or affecting the Company or any of its Subsidiaries, or against or affecting any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries with respect to the Company or any of its Subsidiaries, any of the properties, assets or business of the Company or any of its Subsidiaries or any Company Plan, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or could prevent or delay the consummation of the transactions contemplated hereunder. Except as set forth in Section 4.10 of the Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders with respect to the Company or any of its Subsidiaries, or any of the properties, assets or business of the Company or any of its Subsidiaries or any Company Plan, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or could prevent or delay the consummation of the transactions contemplated hereunder.

      Section 4.11 EMPLOYEE BENEFITS.

            (a) Each material Company Plan is listed in Section 4.11(a) of the Disclosure Schedule. With respect to each such Company Plan, the Company has provided to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) all documents, including trust agreements, insurance and annuity contracts and administration agreements, (iii) a written summary of the Company Plan if the Company Plan is unwritten, (iv) the most recent summary plan description and other written explanations of each Company Plan provided to participants, beneficiaries and parties thereto, (v) the most recent determination letter issued by the IRS, (vi) any request for a determination letter currently pending before the IRS and (vii) all correspondence with the IRS, the Department of Labor, or the SEC relating to any outstanding controversy.

            (b) Each Company Plan complies, in form and operation, in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Except as set forth on Section 4.11(b) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate or any Subsidiary of the Company currently maintains, contributes to or has any liability or potential liability under, or at any time during the past six years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Except as set forth on Section 4.11(b) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate or any Subsidiary of the Company currently maintains, contributes to or has any liability or potential liability under, or at any time during the past six years has maintained or contributed to, any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

            (c) Each material Compensation Agreement is listed in Section 4.11(c) of the Disclosure Schedule. With respect to each such Compensation Agreement, the Company has provided the Parent a true and complete copy of (i) all documents, including trust agreements and insurance and annuity contracts,
(ii) a written summary if the Compensation Agreement is unwritten and (iii) the most recent written explanations provided to participants, beneficiaries and parties thereto.

            (d) With respect to each Company Plan and Compensation Agreement, all payments due to or from any such Company Plan or Compensation Agreement (or from the Company or any of its Subsidiaries with respect to any such Company Plan or Compensation Agreement) have been made. All Company Plans (other than a prototype plan) that are intended to be qualified or exempt under Section 401(a) of the Code or exempt from Tax under Section 501(a) of the Code have received a favorable determination letter from the IRS or a timely application for such determination letter is now pending. Except as set forth in Section 4.11(d) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate or any Subsidiary of the Company has any liability or obligation under any welfare plan to provide benefits after termination of employment to any Person other than as required by Part 6 of Title I of ERISA or any similar state law (together, "COBRA") and the Company, any ERISA Affiliate and any Subsidiary of the Company may at any time amend, modify or terminate such post-termination coverage or benefits.

            (e) There are no pending or, to the Company's Knowledge, threatened, material claims, lawsuits, arbitrations or audits asserted or instituted against, or related to, any Company Plan or Compensation Agreement, any fiduciary (as defined by Section 3(21) of ERISA) of any Company Plan, the Company or any of its Subsidiaries, or any employee or administrator thereof, in connection with the existence, operation or administration of a Company Plan or Compensation Arrangement, other than routine claims for benefits.

            (f) Except as set forth on Section 4.11(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, (ii) cause or result in the funding of any Company Plan or Compensation Arrangement or (iii) cause or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions provided for herein (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

            (g)   As used herein,

                  (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), and any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, insurance or other plan, trust, policy, arrangement or understanding (a) maintained by the Company, any ERISA Affiliate or any Subsidiary of the Company, or (b) as to which the Company, any ERISA Affiliate or any Subsidiary of the Company has contributed or may have any liability (including any such arrangement sponsored or required by any government or any statute or other law), in either case (a) or (b), for the benefit of any prior or present employee, officer, director or consultant of the Company, any ERISA Affiliate or any Subsidiary of the Company (or spouse, dependent or other beneficiary of any such individual);

                  (ii) "Compensation Agreement" means a written or oral agreement, arrangement or understanding of any kind (including any employment, consulting, compensation, deferred compensation, termination or severance agreement, arrangement or understanding) with or for the benefit of any prior or present employee, officer, director or consultant of the Company, any ERISA Affiliate or any Subsidiary of the Company as to which the Company, any ERISA Affiliate or any Subsidiary of the Company is a party or may have any liability, except for any Company Plan; and

                  (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) that would be considered a single employer with the Company or any of its Subsidiaries pursuant to Section 414 (b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder, or with any trade or business described in this clause (iii).

            (h) Section 4.11(f) of the Disclosure Schedule contains a list of all Company Plans and Compensation Agreements containing change of control or similar provisions.

      Section 4.12 LIABILITIES. Except as (i) fully reflected or reserved against in the audited consolidated financial statements of the Company and its Subsidiaries at June 29, 2003, including the notes thereto, contained in the Annual Report on Form 10-K of the Company for the fiscal year ended June 29, 2003 (the "Company Form 10-K"), (ii) fully reflected or reserved against in the unaudited consolidated financial statements of the Company and its Subsidiaries at March 28, 2004, including the notes thereto, contained in the Quarterly Report on Form 10-Q of the Company for the quarterly period ended March 28, 2004 or (iii) set forth on Section 4.12 of the Disclosure Schedule, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent or otherwise) other than liabilities or obligations incurred in the ordinary course of business consistent with past practice. There are no revenues, material liabilities or obligations of any nature in the Dormant Subsidiaries.

      Section 4.13 LABOR MATTERS; WORKER SAFETY LAWS.

            (a)   Except as set forth in Section 4.13(a) of the Disclosure
Schedule: (i)
neither the Company nor any of its Subsidiaries is presently, nor has any of them in the past 10 years been, a party to or bound by any collective bargaining agreement, labor contract or similar agreement with any labor organization or employee associations applicable to employees of the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice, and there is no unfair labor practice complaint or grievance pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; (iii) in the past three years, there has been no labor strike, dispute, slowdown, stoppage or similar labor activity and no such action is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iv) to the Knowledge of the Company, there are no efforts in progress by labor unions to organize any employees who are not now represented by recognized collective bargaining agents; and (v) neither the Company nor any of its Subsidiaries is delinquent in payments which have become due to any of its employees for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them to the date of this agreement or documents required to be reimbursed to such employees.

            (b) Except as set forth in Section 4.13(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract with any current or former officer or director of the Company or any Subsidiary, or any independent contractor relating to the employment or service of any such Person that is likely to result in any material liability to or obligation of the Company or any Subsidiary after the Effective Time. The Company has delivered to Parent true and complete copies of all such Contracts or detailed descriptions of individual Contracts (or, in the case of any Contract that is not in writing, a description of the terms and conditions of such Contract), and the Company and its Subsidiaries have been in compliance in all material respects with the terms and conditions of all such Contracts.

            (c) The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"). With respect to such properties, assets and operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws.

            (d) The Company and its Subsidiaries are in compliance in all material respects with all applicable laws and orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including all such laws and orders relating to discrimination, civil rights, immigration, safety and health, workers' compensation, wages, withholding, hours, employment standards and classification, including the WARN Act, the California WARN Act (California Labor Code Section 1400, et seq.), Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, ERISA and Family and Medical Leave Act.

            (e) Except as set forth in Section 4.13(e) of the Disclosure Schedule, with respect to any employees of the Company and its Subsidiaries, there are no pending or, to the Company's Knowledge, as of the date hereof, threatened discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company and its Subsidiaries.

            (f) As of the date hereof, no management employee of the Company or any Subsidiary has given notice to the Company or any of its Subsidiaries and, to the Company's Knowledge, no such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

      Section 4.14 INTELLECTUAL PROPERTY

            (a) As used herein, "Intellectual Property" shall mean, collectively: (x) all U.S. and non-U.S. registered, unregistered and pending (i) trade names, trade dress, trademarks, service marks, assumed names, business names and logos, internet domain names and URLs and all registrations and applications therefor, (ii) copyrights and all registrations and applications therefor, (iii) utility and design patents, registered designs and invention disclosures, and all grants, registrations and applications therefor; and (y) all (i) trade secrets, inventions, processes, formulae, know-how, concepts, ideas and research and development (collectively, "Trade Secrets"), (ii) web sites and web pages and related items, and all intellectual property and proprietary rights incorporated therein, and (iii) other intellectual property and proprietary rights ("Other Intellectual Property"). "Material Intellectual Property" shall mean any Intellectual Property which is material to the business of the Company or any of its Subsidiaries.

            (b) Section 4.14 of the Disclosure Schedule sets forth a complete and accurate list of (i) all Material Intellectual Property in which the Company or any of its Subsidiaries has an ownership interest (indicating the owner thereof), including all applications, registrations and grants with respect thereto (collectively, the "Owned Property"), provided that such list need not identify Trade Secrets or non-material unregistered copyrights and need not identify Other Intellectual Property or trade dress, (ii) all Material Intellectual Property (other than the Owned Property) which is used in or relates to the business of the Company (including the business of any Subsidiary), indicating the owner or licensor thereof, and (iii) all licenses, assignments, distribution or other agreements with respect to the Material Intellectual Property referred to in clauses (i) and (ii) above. The Intellectual Property included in clauses (i) and (ii) above is collectively referred to herein as the "Company Property".

            (c) Except as set forth in Section 4.14 of the Disclosure Schedule, the Company or a Subsidiary is the sole and exclusive owner of each item of the Owned Property, and is listed in the records of the appropriate U.S. and/or non-U.S. governmental agencies as the sole and exclusive owner of record for each registration, grant and application listed in Section 4.14 of the Disclosure Schedule.

            (d) To the Knowledge of the Company, no act has been done or omitted to be done by the Company or any Subsidiary, or any licensee thereof, which has had or could reasonably be expected to have the effect of impairing or dedicating to the public, or entitling any U.S. or non-U.S. Governmental Entity or any other Person to cancel, forfeit, modify or consider abandoned, any Owned Property, or give any Person any rights with respect thereto (other than pursuant to an IP Contract listed in Section 4.14 of the Company Disclosure Schedule). All of the Company Property and all of the Company's or a Subsidiary's rights in the Company Property which are material to the business of the Company or the relevant Subsidiary are valid and enforceable. Neither the Company nor any Subsidiary has any knowledge of any facts or claims which cause or would cause any such Company Property to be invalid or unenforceable, and neither the Company nor any Subsidiary has received any notice that any Person may bring such a claim.

            (e) Except as set forth in Section 4.14 of the Disclosure Schedule, the Company and each of its Subsidiaries owns, free and clear of any lien or encumbrance, or otherwise has the valid right to use through a Contract listed in Section 4.14 of the Disclosure Schedule or otherwise as described in
Section 4.14 of the Disclosure Schedule, free and clear of any royalty or other payment obligations (except for royalties payable in respect of off-the-shelf computer software at standard commercial rates) and otherwise on commercially reasonable terms, any and all Material Intellectual Property that is used in or is necessary for the conduct of the business of the Company or any Subsidiary as currently conducted.

            (f)   To the Knowledge of the Company, except as set forth in
Section 4.14 of the Disclosure Schedule none of the Company, any of its Subsidiaries or the business of the Company or any Subsidiary as currently conducted or as contemplated to be conducted, is in conflict with or in violation or infringement of, or has violated or infringed, nor has the Company or any of its Subsidiaries received any notice of any conflict with or violation or infringement of, nor are proceedings or claims pending, nor have any such proceedings or claims been instituted or asserted in writing against the Company or any of its Subsidiaries, nor are any proceedings threatened, alleging any violation, nor is there any valid basis for any such proceeding or claim, of any rights or asserted rights of any other Person with respect to any Intellectual Property of such other Person.

            (g) Except as set forth in Section 4.14 of the Disclosure Schedule, no proceedings or claims in which the Company or any of its Subsidiaries alleges that any Person is infringing upon, or otherwise violating, any Owned Property (or, to the Company's Knowledge, with respect to Company Property which is not Owned Property) are pending, and none have been served by, instituted or asserted by the Company or any such Subsidiary, nor are any proceedings threatened alleging any such violation or infringement.

      Section 4.15 TITLE TO ASSETS AND RELATED MATTERS

            (a) The Company and its Subsidiaries possess good and marketable title to all of the assets and properties (other than Real Property) that it owns or uses and that are reflected on the Company's consolidated balance sheet (or in the footnotes related thereto) as of June 29, 2003, contained in the Company Form 10-K, or that were thereafter acquired (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since such date), in each case, free and clear of any and all liens (statutory or otherwise), encumbrances, charges, claims, restrictions, options to purchase, sale contracts, pledges, security interests or impositions, except for liens to secure indebtedness reflected on the Company's consolidated balance sheet as of June 29, 2003, contained in the Company Form 10-K or in Section 4.15 of the Company Disclosure Schedule.

            (b) The Company has insurable fee simple title to the Company Owned Real Property free and clear of any and all mortgages, liens (statutory or otherwise), encumbrances, charges, claims, restrictions, easements, rights of way, covenants, options to purchase, sale contracts, pledges, security interests or impositions, except for Permitted Encumbrances.

            (c) Each of the Real Property Leases (i) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms and (ii) is, to the Knowledge of the Company, enforceable against the other parties to each Company Real Property Lease in accordance with its terms. The Company (i) has in all material respects performed all the obligations required to be performed by it to the date hereof under the Company Real Property Leases, is not in default thereunder and possesses and quietly enjoys the Leased Real Property, and, to the Knowledge of the Company, the Leased Real Property is not subject to any encumbrances, use or occupancy restrictions, reservations or limitations, other than Permitted Encumbrances and
(ii) has no Knowledge of any material default or state of facts which, with notice or lapse of time or both, would constitute a material default on the part of the Company, or to the Knowledge of the Company any other party, in the performance of any obligation to be performed or paid by any party under the Company Real Property Leases.

            (d) None of the improvements comprising the Real Property or the businesses conducted by the Company or its Subsidiaries thereon, are, to the Knowledge of the Company, in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance, public utility or other easements or other applicable law, except for violations which would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date hereof, to the Knowledge of the Company, no material expenditures are required to be made by the Company or any of its Subsidiaries for the repair or maintenance of any improvements on the Real Property other than routine repairs and maintenance in the ordinary course of business. Neither the Company nor its Subsidiaries are in default under any material agreement relating to the Real Property nor, to the Knowledge of the Company, is any other party thereto in default thereunder.

            (e) There are no condemnation proceedings pending against the Company or, to the Knowledge of the Company, threatened with respect to any portion of the Real Property.

            (f) To the Knowledge of the Company, the buildings and other facilities located on the Real Property are free of any material latent structural or engineering defects or any material latent structural or engineering defects.

      Section 4.16 ENVIRONMENTAL MATTERS.

            (a)   The representations and warranties contained in this Section
4.16 shall be the sole and exclusive representations and warranties of the Company with respect to matters relating to Hazardous Substances, Environmental Laws, and Environmental Permits. For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any toxic or hazardous chemicals, materials, substances, pollutants, contaminants, or wastes regulated by any applicable Environmental Law; (ii) "Environmental Law" means any applicable United States federal, state or local or foreign law, statute, ordinance, rule, regulation or other requirement of any Governmental Entity in effect as of the date hereof, including any applicable binding judicial or administrative order, decree or judgment, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, generation, release, or threatened release of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

            (b) Except as set forth in Schedule 4.16 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries holds all Environmental Permits necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted,
(ii) no suspension or cancellation of any material Environmental Permits is pending or, to the Knowledge of the Company, threatened, and (iii) the Company and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws and applicable Environmental Permits.

            (c) Except as set forth in Section 4.16 of the Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has stored, used, released, transported, or disposed of any Hazardous Substances on, under, from or at any location currently or formerly owned, leased, occupied or operated by the Company or any of its Subsidiaries or any other location in material violation of applicable Environmental Laws, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

            (d) Except as disclosed in Section 4.16 of the Disclosure Schedule, there are no suits, actions, claims, proceedings or investigations by any Governmental Entity or any other Person pending, or to the Knowledge of the Company, threatened against the Company relating to alleged releases or disposal by the Company of Hazardous Substances, or alleged noncompliance by the Company with applicable Environmental Laws or Environmental Permits.

            (e) Except as disclosed in Section 4.16 of the Disclosure Schedule, to the current actual knowledge of the Company, there are no Hazardous Substances present in, on, under, or emanating from any real property currently or formerly occupied, leased, or owned by the Company or any of its Subsidiaries, that would require the Company to perform or fund the performance by a third party of any reporting, investigation, and/or response activities, except as would not reasonably be expected to have a Material Adverse Effect. For the purposes of this Section 4.16(e) and Section 4.16(f), "current actual knowledge of the Company" shall mean the current, actual knowledge, without obligation to conduct any inquiry or investigation, and without imputing knowledge of any information (including without limitation information that may be available in public or private records), of the following individuals: Frank
A. Godchaux III, Charles R. Godchaux, Joseph A. Hafner, Jr., W. David Hanks, E. Wayne Ray, Jr., and Elizabeth B. Woodard.

            (f) Except as disclosed in Section 4.16 of the Disclosure schedule, to the current actual knowledge of the Company, the Company has not received any written notices from any Governmental Entity or potentially responsible party ("PRP") under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), or any state analogues thereof, designating it as a PRP for the remediation of any facility (as that term is defined in CERCLA).

            (g) The Company and its Subsidiaries have provided or made available to Parent copies of personnel and environmental assessments, audit reports, or other similar studies or analyses currently in the possession of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

      Section 4.17 STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Offer, the Merger, this Agreement and the transactions contemplated by the Stockholder Agreements, and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby the limitations on business combinations contained in including Section 203 of the DGCL or any applicable anti-takeover provision in the Company's Certificate of Incorporation or By-laws. To the Company's knowledge, no other "control share acquisition," "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement, the Stockholder Agreements or any of the transactions contemplated hereby and thereby. The Company does not have a "shareholders rights plan" or other arrangement of similar effect.

      Section 4.18 REQUIRED VOTE OF COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of Shares entitled to vote is required to approve this Agreement and the transactions contemplated hereby; provided, however, that no such vote shall be required if the Merger is subject to Section 253 of the DGCL. No other vote of the holders of any class or series of the Company's capital stock is required by law, the Certificate of Incorporation or the By-laws of the Company or otherwise in order for the Company to approve this Agreement and the transactions contemplated hereby, including the Merger. The Company's Board of Directors has duly adopted resolutions approving the recommendations contemplated by Section 1.2(a) above.

      Section 4.19 BROKERS. Except as set forth in Section 4.19 of the Disclosure Schedule, no broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to Parent true and complete copies of all agreements and other arrangements between the Company and the Company Financial Advisor.

      Section 4.20 INSURANCE. Section 4.20 of the Disclosure Schedule sets forth a true and complete list of all domestic insurance policies carried by or covering the Company and its Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. All such policies are in full force and effect, and no notice of cancellation has been received by the Company or its Subsidiaries with respect to any such policy. All premiums due on such policies have been paid in a timely manner, and the Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and customary for the industry in which the Company and its Subsidiaries operate.

      Section 4.21 WARRANTIES AND PRODUCT LIABILITY. The Company has made available to Parent copies of all material agreements containing outbound warranties with respect to the Company's products and services. Except as set forth in Section 4.21 of the Disclosure Schedule, there are no material claims or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the quality of or absence of defects in such products or services nor are there any facts known to the Company relating to the quality of or absence of defects in such products or services which, if known by a potential claimant or Governmental Entity, would be reasonably likely to give rise to a material claim or proceeding.

      Section 4.22 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of the Company Financial Advisor, dated as of the date hereof, to the effect that, as of such date, the Offer Price to be received for each Share by the holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders (other than the Parent and its affiliates).

      Section 4.23 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its Subsidiaries, nor any director, officer, employee or agent of the Company or any Subsidiary, nor any other Person acting on its behalf, directly or indirectly, has, to the Company's knowledge, (i) used any funds for unlawful contributions or unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or companies or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      Section 5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER.

            (a) Except as otherwise permitted by this Agreement, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to:

                  (i) carry on its business in the ordinary course of its business consistent with past practice and take no action which would reasonably be expected to adversely affect its ability to consummate the transactions contemplated by this Agreement;

                  (ii) use commercially reasonable efforts to preserve intact its current business organizations and goodwill, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it; and

                  (iii) comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business.

            (b) Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of
Parent:

                  (i) (A) other than any dividends paid by wholly-owned Subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, reissue, deliver, sell, pledge, grant, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Stock Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities or any other ownership interest (including stock appreciation rights, phantom stock and stock-based performance units), except in the ordinary course of business consistent with past practice;

                  (iii) amend its Organizational Documents;

                  (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

                  (v) sell, lease, pledge or otherwise dispose of or encumber, or agree to sell, lease, pledge or otherwise dispose of or encumber, any of its assets with a fair market value in excess of $100,000 individually or $500,000 in the aggregate, other than sales of inventory that are in the ordinary course of business consistent with past practice;

                  (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other capital contributions or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practices or (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned

      Subsidiaries or between any of such wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practices;

                  (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

                  (viii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into or exercisable for any such shares of its capital stock or securities, other than pursuant to Options outstanding as of the date hereof in accordance with their respective terms;

                  (ix) make any change to accounting methods, policies or procedures used by it as of the date hereof (other than actions required to be taken by GAAP);

                  (x) except as set forth in Section 5.1(b)(x) of the Disclosure Schedule, enter into, amend or terminate any agreement or contract (A) having a term in excess of 12 months and that is not terminable by the Company or a Subsidiary without penalty or premium by notice of 60 days or less or (B) outside the ordinary course of business consistent with past practice, which involves or is expected to involve payments of $100,000 individually or $500,000 in the aggregate or more during the term thereof (provided that in the case of agreements or contracts with any customer, the margins anticipated from any such agreement or contract shall be consistent in all material respects with historical margins); enter into, amend or terminate any other agreement or contract material to the Company and its Subsidiaries, taken as a whole; or purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property or capital expenditures set forth on Section 5.1(b)(x) of the Disclosure Schedule) that are in excess of $100,000 individually or $500,000 in the aggregate and not modify or amend, or terminate a waiver or release or assign any material rights or claims with respect to, any material agreement or arrangement to which it is a party;

                  (xi) Except as set forth on Section 5.1(b)(xi) of the Disclosure Schedule (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party;

                  (xii) promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (xiii) not modify, extend the term or forgive or cancel any outstanding loans owed to the Company or any of its Subsidiaries by any current or former directors, officers, employees, consultants or independent contractors of such entities;

                  (xiv) except as set forth in Section 5.(b)(xiv) of the Disclosure Schedule, not make any loans, advances or capital contributions to, or investments in any other Person;

                  (xv) not alter, amend or revoke any tax election or method of accounting with respect to taxes or settle or compromise any material tax claim;

                  (xvi) maintain insurance on its tangible assets and its business in such amounts and against such risks and losses as are currently in effect;

                  (xvii) except as required in accordance with GAAP, not revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivables other than in the ordinary course of business consistent with past practice;

                  (xviii) pursuant to or within the meaning of any bankruptcy law, not (A) commence a voluntary case, (B) consent to the entry of an order for relief against it in an involuntary case, (C) consent to the appointment of a custodian of it or for all or substantially all of its property or (D) make a general assignment for the benefit of its creditors;

                  (xix) other than in the ordinary course of business, not amend, modify, assign, terminate, reject, cancel or fail to exercise a right of renewal or extension, with respect to any material Contract relating to Intellectual Property;

                  (xx) not settle any legal proceedings, whether now pending or hereafter made or brought, except to the extent of any accruals therefor in the Company's Financial Statements;

                  (xxi) except as set forth on Section 5.1(b)(xxi) of the Disclosure Schedule, not apply any of its assets or properties to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly, to or for the benefit of any Related Party or enter into any transaction with a Related Party (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees, directors or officers of the Company and its Subsidiaries. "Related Party" means any affiliate, associate, shareholder, officer, director, employee or agent of the Company or any Subsidiary or any member of his or her family by blood or marriage;

                  (xxii) except as set forth on Section 5.1(b)(xxii) of the Disclosure Schedule, not (A) increase any compensation or enter into or amend any employment, severance, retention or similar compensation agreement or arrangements with any of its present or future officers, directors or employees, (B) grant any severance or termination package to any director, officer, employee or consultant other than rights set forth on the Disclosure Schedule, (C) hire any new employee who shall have, or terminate the employment of any current employee who has, an annual salary in excess of $70,000, (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend, except as required by applicable law (in which case the Company should provide prompt written notice to Parent following such adoption), any existing benefit plan in any material respect, except for changes which are not more favorable to participants in such plans; and (E) grant any stock option or other equity or incentive awards to any director, officer, employee, consultant or other service provider and (F) other than in the ordinary course of business, enter into any transaction with any director or executive officer of the Company or any of its Subsidiaries or any immediate family member of any such director or executive except in the ordinary course of business, hire any additional consultants or independent contractors or enter into or extend the term of any consulting or independent contractor relationship;

                  (xxiii) authorize, recommend, propose or announce an intention to do, or enter into any contract, agreement, commitment or arrangement to do, any of the foregoing; or

                  (xxiv) take any action that would cause any representation or warranty in this Agreement to become untrue or incorrect or any action that would result in any of the conditions set forth in Exhibit A not being satisfied.

      Section 5.2 NO SOLICITATION.

            (a) The Company shall not, nor shall it permit any of its affiliates to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, consultant, agent or representative of (collectively, the "Representatives"), the Company or any of its affiliates to, directly or indirectly (A) solicit, initiate, encourage or facilitate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal (including by taking any action that would make Section 203 of the DGCL inapplicable to any Takeover Proposal),
(B) participate in any way in discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to the Company or any of its Subsidiaries in connection with, or take any other action to cooperate in any way with respect to, any Takeover Proposal, (C) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval and recommendation of the Offer, the Merger or this Agreement, (D) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (E) enter into any agreement, letter of intent or similar document contemplating or otherwise relating to any Takeover Proposal; provided, however, that nothing contained in this Section 5.2(a) shall prohibit the Company or its directors from:

                  (i) participating in discussions or negotiations with, or furnishing or disclosing nonpublic information to (subject to Section 5.2(b) below), any Person in response to an unsolicited, bona fide and written Takeover Proposal that is submitted to the Company by such Person after the date of this Agreement and prior to the Acceptance Date if (A) none of the Company, any of its affiliates or any of the Representatives shall have violated any of the provisions of this Section 5.2, (B) a majority of the members of the Board of Directors of the Company determines in good faith, after having consulted with the Company Financial Advisor or other independent nationally recognized financial advisor (x) that such Person is reasonably capable of consummating such Takeover Proposal taking into account the legal, financial, regulatory and other aspects of such Takeover Proposal and (y) that such Takeover Proposal is reasonably likely to lead to a Superior Proposal, (C) a majority of the members of the Board of Directors of the Company determines in good faith, after having taken into account the advice of its outside legal counsel, that failing to take such action is reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, as such duties would exist in the absence of this Section 5.2, (D) at least two business days prior to furnishing or disclosing any nonpublic information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously delivered or made available by the Company to Parent), and (E) all action of the Board of Directors of the Company is taken in accordance with the DGCL and applicable Delaware law; or

                  (ii) approving or recommending, or entering into (and in connection therewith, withdrawing or modifying the approval and recommendation of the Offer, the Merger and this Agreement), a definitive agreement with respect to an unsolicited, bona fide and written Takeover Proposal that is submitted to the Company after the date of this Agreement and prior to the Acceptance Date if (A) none of the Company, any of its affiliates or any of the Representatives have violated any of the provisions of this Section 5.2, (B) the Company provides Parent with written notice at least four business days prior to any meeting of the Board of Directors of the Company at which such Board of Directors will consider whether such Takeover Proposal constitutes a Superior Proposal, during which four-business day period the Company shall cause the Company Financial Advisor (or another independent nationally recognized financial advisor) and its legal advisors to negotiate in good faith with Parent and its advisors in an effort to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms, (C) notwithstanding having complied with its obligations pursuant to clause
      (B) above, the Board of Directors of the Company after having consulted with the Company Financial Advisor or other independent nationally recognized financial advisor, makes the determination that such Takeover Proposal constitutes a Superior Proposal, (D) a majority of the members of the Board of Directors of the Company determines in good faith, after having taken into account the advice of its outside legal counsel, that failing to take such action is reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law,
      (E) all action of the Board of Directors of the Company is taken in accordance with the DGCL and applicable Delaware law, (F) the Company does not approve or recommend or enter into a definitive agreement with respect to such Takeover Proposal at any time before the day that is the fourth business day after Parent receives written notice from the Company stating that the Board of Directors of the Company has determined such Takeover Proposal constitutes a Superior Proposal and fulfills its obligations under (B) above and (G) simultaneously with the earlier of the
      (1) withdrawal or modification in any manner adverse to Parent or Sub of the approval and recommendation of the Offer, the Merger or this Agreement or (2) the approval or recommendation of, or execution of a definitive agreement with respect to, any such Superior Proposal, the Company makes the payments to the Parent required to be made pursuant to Section 8.2(b); or

                        (iii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender offer or exchange offer in accordance with the foregoing; or

                        (iv) upon an unsolicited request, referring a third party to this Section 5.2(a) or making a copy of this Section 5.2(a) available to any third party.

            (b)   In addition to the obligations of the Company set forth in
Section 5.2(a), on the date of receipt thereof, the Company shall advise Parent of any request for information or of any Takeover Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal, inquiry, proposal, discussion or negotiation, and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing and the identity of the Person making any such Takeover Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. Prior to furnishing nonpublic information to, or entering into discussions or negotiations with, any other Person, the Company shall enter into a customary confidentiality agreement with such Person (if the Company has not already entered into a customary confidentiality agreement with such Person), it being understood that such confidentiality agreement (i) shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations hereunder and (ii) shall be no less favorable to the Company than the Company's confidentiality agreement with the Parent, dated May 4, 2004. The Company shall keep Parent informed of the status and general progress (including amendments or proposed amendments) of any such request or Takeover Proposal and keep Parent informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations. The Company shall promptly provide to Parent any nonpublic information the Company provided to any other Person in connection with any Takeover Proposal that was not previously provided to Parent, such information to be provided no later than the date of provision of such information to such other party.

            (c) Nothing contained in this Section 5.2 shall prohibit Sub from purchasing the Shares pursuant to the Offer or consummating the Merger.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      Section 6.1 STOCKHOLDER MEETING.

            (a) The Company will duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the purpose of considering the approval of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement (if such meeting is required). The Stockholder Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer, and, subject to Section 5.2(a)(iii) above the Company will, through its Board of Directors, recommend to its stockholders the approval of this Agreement, not withdraw or modify such recommendation, use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of stockholders required by the DGCL. The record date for the Stockholder Meeting shall be a date subsequent to the date on which Parent or Sub becomes a record holder of Company Common Stock purchased pursuant to the Offer.

            (b) The Company shall, at Parent's request, as soon as practicable following the consummation of the Offer if the Stockholder Meeting is required and if required by the Exchange Act, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. Prior to such filing, the Company shall afford Parent and its counsel a reasonable opportunity to review and comment on the proposed form of the Company Proxy Statement, and neither the Company Proxy Statement, nor any amendment or supplement to the Company Proxy Statement, will be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If, at any time prior to the Stockholder Meeting, there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, then upon learning of such event shall promptly inform the Parent and, subject to the following sentence, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. Parent and the Company shall cooperate in the preparation of the Proxy Statement or any amendment or supplement thereto, including the supply of any information required to be included in the Proxy Statement regarding Parent or Sub.

            (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor or approval of the Merger.

            (d) Notwithstanding the foregoing, if Sub, or any other direct or indirect Subsidiary of Parent, shall acquire at least 90 percent of the outstanding Shares and, provided that the conditions set forth in Article VII shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

      Section 6.2 ACCESS TO INFORMATION. The Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, during normal business hours, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including accounting records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants), and during such period, the Company shall, and shall cause each of its Subsidiaries to, (a) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws,
(b) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and (c) promptly make available to Parent, appropriate personnel of the Company and its Subsidiaries and the Representatives in connection with such inspections. All information obtained by Parent pursuant to this Section 6.2 shall be kept confidential in accordance with the Confidentiality Agreement, dated May 4, 2004, between Parent and the Company.

      Section 6.3 DIRECTORS. Promptly upon acceptance for payment and payment for any Shares by Sub pursuant to the Offer, Parent shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Board of Directors of the Company, subject to compliance with Section 14(f) of the Exchange Act and Rule 4350 of the NASD Manual, as will give Parent representation on the Board of Directors of the Company equal to the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 6.3 such Shares as are accepted for payment and paid for pursuant to the Offer) bears to the number of Shares then outstanding. In furtherance thereof, concurrently with such acceptance for payment and payment for such Shares, the Company shall promptly take all actions necessary to cause Parent's designees to be elected or appointed to the Board of Directors of the Company in accordance with the terms of this Section 6.3, including increasing the size of the Board of Directors of the Company and/or securing the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of the Company in accordance with the terms of this Section 6.3. At such time, the Company shall also cause, if requested by Parent, (a) each committee of the Board of Directors of the Company, (b) the board of directors of each of the Subsidiaries and (c) each committee of such Subsidiaries' board, to include persons designated by Parent constituting up to the same percentage (rounded up to the next whole number) of each such committee or board as Parent's designees constitute on the Board of Directors of the Company. Notwithstanding the foregoing, in the event that Parent's designees are appointed or elected to the Board of Directors of the Company, such Board of Directors shall have until the Effective Time at least three directors who are directors on the date hereof and who are neither officers of the Company nor designees, affiliates or associates (within the meaning of the federal securities laws) of Parent (three or more of such directors, the "Independent Directors"); provided, however, that in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Director(s) shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be determined to be and Independent Director for purposes of this Agreement; provided, further, that if no Independent Directors remain, the other directors shall designate three persons to fill the vacancies who shall be neither an officer, designee, Affiliate or associate (as defined in Rule 12b-2 under the Exchange
Act) of the Company nor an officer, designee, Affiliate or associate of Parent, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary to effect any such election or appointment, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). Parent will supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent constitute a majority of the Board of Directors of the Company and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder or (iii) to the extent a decision of the Company, extend the time for performance of Parent's or Sub's obligations hereunder, and such affirmative majority vote shall be sufficient to take any such action.

      Section 6.4 FEES AND EXPENSES. Except as provided in Section 8.2(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses. Without limiting the generality of the foregoing, all costs and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company. An estimate of the Company's fees and expenses related to the Offer and Merger as of the date hereof is disclosed in Section 4.12 of the Disclosure Schedule.

      Section 6.5 REASONABLE BEST EFFORTS; COOPERATION.

            (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, (a) cooperating in responding to inquiries from, and making presentations to, regulatory authorities and customers, (b) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered, by any court or other Governmental Entity vacated or reversed, (c) cooperating in the preparation and filing of the Offer Documents, the Schedule TO, the Schedule 14D-9 and the Company Proxy Statement and (d) promptly making all regulatory filings and applications and any amendments thereto as are necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation those required by the HSR Act. No party to this Agreement shall consent to any voluntary delay in the consummation of the Offer or the Merger at the behest of any Governmental Entity without the prior written consent of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

            (b) Each party hereto shall use commercially reasonable efforts to not take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

      Section 6.6 PUBLIC ANNOUNCEMENTS. Parent, Sub and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without the prior written approval of the other parties (which approval shall not to be unreasonably withheld or delayed), except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange on which such party's securities are listed, and in such case shall use all reasonable efforts to consult with and obtain the approval of the other party prior to such release or announcement being issued.

      Section 6.7 STATE TAKEOVER STATUTES. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or by the Stockholder Agreements, then the parties hereto shall promptly grant such approvals as may be reasonably necessary and take such actions as are necessary to render such statute or regulation inapplicable to all of the foregoing.

      Section 6.8 INDEMNIFICATION. From and after the Effective Time, Parent shall cause the Surviving Corporation, to the extent permitted by applicable law, to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such Persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL and/or the Organizational Documents of the Company and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time and shall advance, to the fullest extent permitted by Delaware law, reasonable litigation expenses incurred by such officers and directors in connection with defending any action arising out of such acts or omissions. In addition to the foregoing, Parent or the Surviving Corporation shall maintain in effect for not less than six (6) years after the Effective Time the policies of directors' and officers' liability insurance maintained by the Company on the date of this Agreement or policies having comparable coverage, terms and conditions provided, however, that Parent shall not be required to pay a per annum premium in excess of 200% of the per annum premium that the Company currently pays for its existing policy of directors' and officers' liability insurance (it being understood that, if the premium required to be paid by Parent for such policy would exceed such 200% amount, then the coverage of such policy shall be reduced to the maximum amount that may be obtained for a per annum premium of such 200% amount).

      Section 6.9 NOTIFICATION OF CERTAIN MATTERS. The Parent and the Company shall give prompt written notice to the other party of (a) any occurrence, or non-occurrence, of any event the occurrence, or non occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect,
(ii) any condition set forth in Exhibit A to be unsatisfied at any time from the date hereof to the date Parent or Sub purchases Shares pursuant to the Offer, (iii) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (b) any failure of the Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) any change or event that would be reasonably likely to have a Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available to the party receiving such notice. The Company shall give prompt notice to Parent of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

      Section 6.10 EMPLOYEE MATTERS.

            (a) The Company will, and will cause its Subsidiaries to, and from and after the Effective Time the Surviving Corporation will, honor, in accordance with their respective terms the employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 6.10 of the Disclosure Schedule.

            (b) From and after the date hereof, all communications with employees and directors relating to the Company Plans, including the Stock Plans, shall be subject to Parent's comment and approval prior to distribution, which shall not be unreasonably withheld or delayed, and the Company shall cooperate with and assist Parent in providing necessary or desirable communications to the employees and directors of the Company regarding the transactions contemplated hereby.

            (c) For a period of 24 months following the Effective Time, Parent shall or shall cause the Surviving Corporation to either continue the existing Company Plans or provide benefits to employees of the Company and its subsidiaries under substitute plans or arrangements that are no less favorable, in the aggregate, to such employees than those provided under the current Company Plans; provided, however, that neither Parent, Sub nor the Surviving Corporation shall have any obligation to continue any current equity compensation plan or current incentive compensation plan after the Effective Time.

            (d) With respect to any Parent Benefit Plan in which the Company's or its subsidiaries' employees participate effective as of the Closing Date, Parent shall, or shall cause the Surviving Corporation to: (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees under any Parent Benefit Plan in which such employees may be eligible to participate after the Effective Time, (B) provide each employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of the employees with the Company or any subsidiary for all purposes (excluding for benefit accrual) in any Parent Benefit Plan in which such employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable Company Plan immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

      Section 6.11 REGULATORY APPROVALS. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notifications required under any applicable antitrust laws in connection with the Offer, the Merger or the other transactions contemplated by this Agreement. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any antitrust authority or other Governmental Entity in connection with antitrust or related matters. Each of the Company and Parent shall (a) give the other party prompt notice of the commencement or threat of commencement of any proceeding by or before any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (b) keep the other party informed as to the status of any such proceeding or threat, and
(c) promptly inform the other party of any communication to or from any Governmental Entity regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Entity or by any law, (y) each party will consult and cooperate with the other, and will consider in good faith the views of the other, in connection with any analysis, appearance, presentation, memorandum, brief, proceeding under or relating to any foreign, federal or state antitrust or fair trade law, and (z) in connection with any such proceeding, each party will permit authorized representatives of the other to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such proceeding.

      Section 6.12 SECTION 16 MATTERS. The board of directors of the Company shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Company Common Stock, Options or other equity securities of the Company pursuant to the Offer, the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

      Section 6.13 STANDSTILL AGREEMENTS. Effective immediately following the date of this Agreement, the Company hereby waives and releases all the standstill and other similar restrictions which may be or may be deemed to be in effect with respect to the Parent.

      Section 6.14 FIRPTA CERTIFICATION. On the Acceptance Date and immediately prior to the Effective Time, the Company shall provide to Parent a certification that stock in the Company is not a U.S. real property interest because the Company is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The Company shall timely deliver to the Internal Revenue Service the notification required under Treasury Regulation Section 1.897-2(h)(2).

                                  ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER

      Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions (unless waived in accordance with the provisions of this Agreement):

            (a) This Agreement (including the Merger) shall have been approved and adopted by the affirmative vote of the stockholders of the Company (unless the vote of stockholders is not required under the DGCL) as required by the DGCL and the Certificate of Incorporation of the Company;

            (b) Parent shall have made, or caused to be made, the Offer, and Parent or Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer in an amount sufficient to satisfy the Minimum Condition of the Offer (as defined herein)and otherwise pursuant to the Offer (provided that the purchase of Shares pursuant to the Offer shall not be a condition to the obligations of Parent and Sub hereunder if Sub shall fail to accept payment and pay for Shares pursuant to the Offer in violation of the terms thereof or of this Agreement); and

            (c) No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any statute, law, rule, regulation, executive order, decree, injunction, ruling or other order (whether temporary, preliminary or permanent), or taken any other action, that has the effect of (i) making the Merger illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger or (ii) materially changing the terms or conditions of the Agreement.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      Section 8.1 TERMINATION. This Agreement may be terminated and the Offer and Merger abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with Merger by the stockholders of the Company (with any termination by Parent also being an effective termination by Sub):

            (a)   by mutual written consent of Parent and the Company;

            (b) by either of Parent or the Company if any statute, law, rule or regulation shall have been promulgated that prohibits the consummation of the Offer or the Merger or if any Governmental Entity having jurisdiction over Parent, Sub or the Company shall have issued an executive order, decree, injunction, ruling or other order or taken any other action (which order, decree, injunction or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed in accordance with Section 6.5), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

            (c) by either of Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms (including pursuant to the conditions set forth in Exhibit A) or the Offer shall have expired without Sub having purchased any Shares pursuant thereto; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(c) if Parent or Sub shall have materially breached this Agreement and the Company may not terminate this Agreement pursuant to this Section 8.1(c) if the Company shall have materially breached this Agreement;

            (d) by the Company (i) if the Board of Directors of the Company shall have approved or recommended, or the Company shall have executed or entered into a definitive agreement with respect to, a Superior Proposal in compliance with Section 5.2(a)(ii); provided, however, that such termination under this clause (i) shall not be effective until the Company has made the payments required by Section 8.2(b); or (ii) if Parent, Sub or any of their affiliates shall have failed to commence the Offer in accordance with Section 1.1; provided, however, that the Company may not terminate this Agreement pursuant to this clause (ii) if such failure to have commenced the Offer shall have been caused by the Company's failure to perform any of its obligations under this Agreement;

            (e) by Parent or Sub if any of the following have occurred: (i) the Company or any of its affiliates or Representatives violates any of the provisions of Section 5.2; (ii) the Board of Directors of the Company recommends to the Company's stockholders any Takeover Proposal or Superior Proposal; (iii) the Company enters into any agreement, letter of intent or similar document (excluding a confidentiality agreement with terms no more favorable to the Company than those contained in the Confidentiality Agreement) contemplating or otherwise relating to any Takeover Proposal or Superior Proposal; (iv) the Board of Directors of the Company or any committee thereof shall have withdrawn, or modified or changed, or publicly proposed to withdraw, modify or change, in a manner adverse to Parent or Sub (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, this Agreement or the Merger or shall have approved or recommended or publicly proposed to approve or recommend a Takeover Proposal; or (v) the Company shall have failed to include in the
Schedule 14D-9 its recommendation of the Offer;

            (f) by Parent or the Company if the Acceptance Date shall not have occurred prior to October 31, 2004 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(f) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Acceptance Date to occur on or before such date;

            (g) (i) by the Company, if Parent or Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform is not capable of being cured on or before the Outside Date and (ii) by the Parent or Sub, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, such that the conditions set forth in clauses (c) and (d) of the Offer Conditions are not capable of being satisfied on or before the Outside Date; or

            (h) by Parent if (1) the failure to satisfy the Minimum Condition is the sole reason the Offer has not been consummated by September 7, 2004 (the "Minimum Condition Target Date"), and (2) on or after the Minimum Condition Target Date, (X) Parent provides written notice requesting a reduction of the Minimum Condition to an amount not less than a majority of the outstanding shares of the Company, on a fully diluted basis, and (Y) the Company does not agree in writing to such reduction within five (5) business days (including the date the Company received such notice) following the Company's receipt of such notice.

      The right of any party hereto to terminate this Agreement pursuant to this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

      Section 8.2 EFFECT OF TERMINATION.

            (a) In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 6.2 and the entirety of Section 6.4 and this Section 8.2, which shall survive the termination); provided, however, that the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement.

            (b)   IF,

                        (i)   The Company terminates this Agreement pursuant to
      Section 8.1(d)(i);

                        (ii) Parent or Sub terminates this Agreement pursuant to Section 8.1(e)(ii), (iii), (iv) or (v); or

                        (iii) The Company or Parent terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(f) or the Parent or Sub terminates this Agreement pursuant to Section 8.1(e)(i) and in the case of a termination pursuant to this clause (iii)(A) at any time after the date of this Agreement and prior to such termination a Takeover Proposal shall have been publicly announced or otherwise publicly communicated to the stockholders of the Company generally and (B) prior to the date which is nine months following the date of such termination, the Company shall enter into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated,

      THEN, the Company shall pay to Parent (less any amount paid pursuant to Section 8.2(c) below) a non-refundable fee in immediately available funds in an amount equal to $3,000,000 as follows:

                        (x) in the case of clause (i) above, upon termination of this Agreement, if such payment shall not have earlier been made simultaneously with the taking of such action as required by Section 5.2(a)(ii)(G);

                        (y) in the case of clause (ii) above, upon termination of this Agreement; or

                        (z) in the case of clause (iii) above, upon the entering into of a definitive agreement with respect to, or the consummation of, a Takeover Proposal prior to the date which is nine months following the date of such termination.

            The parties acknowledge that the agreements contained in this
            Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements the Parent would not have entered into this Agreement.

            (c) If Parent terminates this Agreement in accordance with Section 8.1(h), then upon such termination the Company shall, upon presentation of invoices or other reasonable supporting documentation, promptly reimburse Parent for its reasonable out of pocket costs incurred in connection with the transactions contemplated by this Agreement (including, without limitation, the reasonable fees and expenses of Parent's legal counsel, accountants and financial advisors) up to an amount not to exceed $3,000,000; provided, however, that the parties hereby acknowledge and agree that in no event shall the aggregate amount payable to Parent upon termination of this Agreement pursuant to Section 8.2(b) and this Section 8.2(c) exceed $3,000,000.

      Section 8.3 AMENDMENT. Subject to Section 6.3, this Agreement may be amended by the parties hereto by or pursuant to action taken by their respective Board of Directors at any time prior to the Effective Time (notwithstanding any stockholder approval); provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      Section 8.4 WAIVER. At any time prior to the Effective Time, subject to
Section 6.3, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein that may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      Section 9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.
Notwithstanding the foregoing, and without limitation, the agreements set forth in Section 2.6, Section 6.8, Section 6.10(a) and Section 8.2(b) shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

      Section 9.2 NOTICES. All notices, requests, demands and other communications hereunder shall be given in writing and shall be personally delivered; sent by telecopier or facsimile transmission; or sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service, as follows:

            (a)   If to the Company, to:
                  Riviana Foods Inc.
                  2777 Allen Parkway
                  Houston, Texas 77019
                  Attention: General Counsel
                  Facsimile: 713-942-1840

                  (with a copy to)

                  Locke Liddell & Sapp LLP
                  3400 JPMorgan Chase Tower
                  600 Travis Street
                  Houston, Texas  77002
                  Attention: Marcus A. Watts, Esq.
                  Facsimile: (713) 223-3717

            (b)   If to Parent or Sub, to:
                  Ebro Puleva, S.A.
                  Villanueva 4
                  28001 Madrid
                  Spain
                  Attention: Jaime Carbo Fernandez
                             Chief Financial Officer
                  Facsimile: +34 91 724 5385

                  (with a copy to)

                  Dewey Ballantine
                  One London Wall
                  London EC2Y 5EZ
                  United Kingdom
                  Attention: Douglas L. Getter, Esq.
                  Facsimile: +44 207 456 6001
or to such other person or address as any party shall have specified by notice in writing to the other party. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by telecopier or facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a business day, the first business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

      Section 9.3 INTERPRETATION; CERTAIN DEFINITIONS.

            (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Each Section of this Agreement is qualified by the matters set forth with respect to such Section in the Disclosure Schedule to the extent specified therein and such other Sections of this Agreement to the extent a matter in such Section is disclosed in such a way to make its relevance called for by such other Section readily apparent from the information set forth on the face of the Schedule.

            (b) For purposes of this Agreement, the following terms have the meaning specified in this Section 9.3.

      Any reference to "$" or "dollars" in this Agreement shall mean U.S.
Dollars.

      "Active Subsidiary" means the following Subsidiaries of the Company:
Riviana International, Inc., Pozuelo, S.A., Distribuidora Tropical, S.A., Riviana De Panama S.A., Riviana De Centroamerica, Alimentos Kern DE Guatemala, S.A., Envases Industriales, S.A., S&B Herba Foods Limited, Riviana Foods Limited, Joseph Heap & Sons Limited, Vogan & Company Limited, N. & C. Boost N.V., Boost Distribution C.V., Euryza GMBH, Herto N.V., Riviana (Puerto Rico) Inc., Rivland Partnership, South LaFourche Farm Partnership, S-TECS, L.L.C., J-TECS, L.L.C.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company Owned Real Property" means the real property listed on Section
4.15 of the Company Disclosure Schedule.

      "Company Real Property Leases" means those leases listed on Section 4.15 of the Company Disclosure Schedule.

      "Disclosure Schedule" shall have the meaning set forth in the introductory paragraph of Article IV.

      "Dormant Subsidiaries" means any Subsidiary which is not an Active Subsidiary and that has no or de minimis operations and revenue.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Knowledge" or "Knowledge of the Company" means the actual knowledge, after reasonable inquiry, of the directors and executive officers of the Company and the Subsidiaries.

      "Leased Real Property" means the real property subject to the Company Real Property Leases.

      "Material Adverse Effect" means, when used with respect to the Company or Parent, as the case may be, any change, effect, condition, factor or circumstance that is or would reasonably be expected to be materially adverse to the business, operations, properties or results of operations, and condition (financial or otherwise), with all such matters being considered in the aggregate, of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be; provided, however, that
(i) with respect to a party hereto there shall be disregarded any adverse change, effect, condition, factor or circumstance after the date hereof resulting from or relating to (A) general business or economic conditions; (B) conditions generally affecting the industry in which the Company competes; (C) the announcement or pendency of the Offer, the Merger or any other transaction contemplated by this Agreement; and (D) any national or international political or social conditions, including without limitation the engagement by the United States or Spain in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or Spain or any of their respect territories, possessions or diplomatic or consular offices, or upon any military installation, equipment or personnel or the United States or Spain (except to the extent, in the case of clauses (A) and (D) above, such changes, effects, conditions, factors or circumstances that have a materially disproportionate adverse effect on the Company as compared to any other company that competes in the Company's industry); and (ii) with respect to the Company and its Subsidiaries only, there shall be disregarded any adverse change, effect, condition, factor or circumstance resulting from compliance with any limitation on the Company's and its Subsidiaries' operations imposed by this Agreement.

      "Organizational Documents" means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws of such entity, (b) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, and (c) with respect to a limited liability company, the articles of organization (or equivalent document) and regulation, limited liability company agreement or similar operational agreement and (d) with respect to a general partnership, the partnership agreement.

      "Permitted Encumbrances" means (a) the liens to secure indebtedness reflected on the Company's consolidated balance sheet as of June 29, 2003, contained in the Company Form 10-

K; (b) standby fees and real estate taxes for the current and subsequent years, and subsequent assessments for prior years due to a change in land usage or ownership; (c) (i) any discrepancies, conflicts or shortages in area or boundary lines, or any encroachments, if any overlapping of improvements, (ii) existing building and zoning ordinances, (iii) covenants, restrictions, conditions, reservations, exceptions, encroachments and easements, (iv) oil, gas, mineral and royalty conveyances, and Company Real Property Leases, (v) the encumbrances referred to in Section 4.15 of the Company Disclosure Schedule, (vi) rights of parties in possession, and (vii) all such matters of record that a current examination of the real property records of the counties or parishes in which the Company Owned Real Property is located would reveal, in all cases, provided same do not materially interfere with the existing use of the property in question and are not violated by the consummation of the transactions contemplated by the Agreement and do not materially and adversely affect the value or marketability of, or materially impair the existing use of, the property affected thereby.

      "Person" means an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

      "Real Estate" means, with respect to the Company or any of its Subsidiaries, as applicable, all of the fee or leasehold ownership right, title and interest of such Person, in and to all real estate and improvement owned or leased by any such Person and that is used by any such Person in connection with the operation of its business.

      "Real Property" means the Company Owned Real Property and the Leased Real Property.

      "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be, (either alone or through or together with any other Subsidiary)
(i) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, (ii) in the case of partnerships, serves as a general partner (excluding partnerships the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), (iii) in the case of a limited liability company, serves as managing member or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

      "Superior Proposal" means a bona fide written proposal made by a third party to acquire all of the issued and outstanding Shares pursuant to a tender offer or a merger or to acquire all of the properties and assets of the Company on terms and conditions that a majority of the members of the Board of Directors of the Company determines in good faith, after consulting with the Company Financial Advisor or another independent outside nationally recognized financial advisor and taking into account all the terms and conditions of such proposal and all other facts and circumstances (including, without limitation, the cash component of the offer, any expense reimbursement provisions, termination fees and conditions to and anticipated timing of closing), is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated hereby, is reasonably likely to be consummated and is made by a third party that the Company reasonably believes has the financial capability to consummate such Superior Proposal.

      "Takeover Proposal" means any proposal or offer from any Person (in each case, whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to (i) any direct or indirect acquisition or purchase whether by merger, reorganization, acquisition, tender offer, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any purchase of 15% or more of the net revenue, net income or assets of the Company or any of its Subsidiaries or of 15% or more of any class of equity securities of the Company or any of its Subsidiaries or (ii) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

      "Taxes" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, severance, stamp, occupation, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or estimated tax, or other tax, custom, duty, governmental fee or any other like assessment or charge, together with any interest or penalty thereon.

      "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

      Section 9.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile signature of the parties hereto.

      Section 9.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and there are no conditions to this Agreement that are not set forth herein. Except with respect to Section 6.8 (which is intended to be for the benefit of the persons identified therein, and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 9.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      Section 9.7 ASSIGNMENT. Subject to Section 2.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and Sub may assign its rights, interest and obligations to any affiliate of Parent without the consent of the Company, provided, however, that no such assignment shall relieve Parent of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      Section 9.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

      Section 9.9 SPECIFIC PERFORMANCE; JURISDICTION AND VENUE. The parties hereto agree that legal damages would be inadequate and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (without the posting of any bond or security), such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transaction contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

                            [Signature Page Follows]

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                        EBRO PULEVA, S.A.

                                        By: /s/ Antonio Hernandez
                                        Name: Antonio Hernandez
                                        Title: CEO

                                        By: /s/  Jaime Carbo Fernandez
                                        Name: Jaime Carbo Fernandez
                                        Title: CFO

                                        EBRO PULEVA PARTNERS G.P.

                                        By: Ebro Puleva, S.A., General Partner

                                        By: /s/ Antonio Hernandez
                                        Name: Antonio Hernandez
                                        Title: CEO

                                        By: /s/  Jaime Carbo Fernandez
                                        Name:  Jaime Carbo Fernandez
                                        Title: CFO

                                        RIVIANA FOODS INC.

                                        By: /s/ Joseph A. Hafner, Jr.
                                        Name: Joseph A. Hafner, Jr.
                                        Title: Chief Executive Officer

                                                                       EXHIBIT A

                             CONDITIONS OF THE OFFER

      Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares, and, subject to the terms and conditions of this Agreement, may delay the acceptance for payment of any tendered Shares and amend or terminate the Offer if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least sixty six and two-thirds percent (66 2/3%) of all shares of Common Stock that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase Company Common Stock and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding at the expiration date of the Offer) (the "Minimum Condition"); provided, however, that Parent and Sub shall not waive or reduce the Minimum Condition without the prior written consent of the Company or (ii) at any time after the date of this Agreement and prior to payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid pursuant to the Offer), any of the following events shall occur or conditions shall exist:

            (a) (x) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable to Parent, Sub, the Company, any other affiliate of Parent or the Company, the Offer or the Merger, by any Governmental Entity that would or, in the reasonable, good faith judgment of Parent, would be expected to, directly or indirectly, (i) make illegal by the acceptance for payment of, or payment for or purchase of any or all of the Shares pursuant to the Offer, or otherwise restrict, make more costly or prohibit the making of the Offer or the consummation of the Offer or the Merger, (ii) result in a material delay in or restrict the ability of Sub to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or to effect the Merger, (iii) render Sub unable to accept for payment or pay for or purchase any or all of the Shares pursuant to the Offer, (iv) impose material limitations on the ability of Parent, Sub or any of their respective affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, any or all of the Shares, including, the right to vote any Shares on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company, or (v) impose any material limitations on the ability of Parent, Sub or any of their respective affiliates effectively to control the business or operations of the Company, Parent, Sub or any of their respective affiliates or
(y) there shall have been instituted or pending any action, proceeding or counterclaim by any Governmental Entity, challenging the making of the Offer or the acquisition by Sub of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to, directly or indirectly, impose or result in any of the consequences referred to in subclauses (i) through (v) in clause (x) above; or (z) there shall have been threatened in writing any action, proceeding or counterclaim by any Governmental Entity, challenging the making of the Offer or the acquisition by Sub of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to, directly or indirectly, impose or result in any of the consequences referred to in subclauses (i) through (v) in clause (x) above that has a reasonable probability of success;

            (b)   the Board of Directors of the Company or any committee thereof
(i) shall have withdrawn, or modified or amended in a manner adverse to Parent or Sub (including by amendment of the Schedule 14D-9) its approval or recommendation of the Agreement or the transactions contemplated hereby, including the Offer or the Merger, (ii) shall have approved or recommended, or announced a neutral position with respect to, any Takeover Proposal or (iii) shall have adopted any resolution to effect any of the foregoing;

            (c) any of the representations and warranties of the Company set forth in the Agreement and in any document executed and delivered in connection herewith, when read without any exception or qualification as to materiality or "Material Adverse Effect," shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date) except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

            (d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any obligation, agreement or covenant of the Company to be performed or complied with by it under this Agreement;

            (e) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than (i) Parent, Sub, their affiliates or any group of which any of them is a member or (ii) the Significant Stockholders (so long as such stockholders do not breach any of the provisions of the Stockholder Agreement), shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of then outstanding Shares or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 25% or more of then outstanding Shares;

            (f) this Agreement shall have been terminated in accordance with its terms or any event shall have occurred that gives Parent or Sub the right to terminate the Agreement or not consummate the Merger;

            (g) any waiting period under any applicable antitrust or competition law or regulation (including the HSR Act) or other applicable law shall not have expired or been extended, terminated or any consent required under any applicable antitrust or competition law or regulation or other applicable law shall not have been obtained (the "Antitrust Condition"); or

            (h) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement, shall not have been obtained or made, except for (i) filings with the Secretary of State in connection with the effectiveness of the Merger and any other documents required to be filed at or after the Effective Time or (ii) any consents, authorizations, orders, approvals, filings or registrations that the failure to obtain, individually or in the aggregate, would not have (A) a Material Adverse Effect on the Company or (B) the effect of making the Offer or Merger illegal under any applicable law.

      The foregoing conditions are for the sole benefit of Parent or Sub and (except for the Minimum Condition and the Antitrust Condition) may be waived by Parent or Sub in whole or in part at any time and from time to time, in their sole discretion, subject to the terms of this Agreement. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

      Capitalized terms used but not defined in this Exhibit A shall have the meanings assigned to such terms in the Agreement to which it is attached, except that the term "Agreement" shall be deemed to refer to the Agreement to which this Exhibit A is attached.

                                                                     EXHIBIT B-1

                            SIGNIFICANT STOCKHOLDERS

Abbeville Family Partnership Limited Partnership

The Charles R. Godchaux 1994 Grantor Retained Annuity Trust
Charles R. Godchaux
Frank A. Godchaux III
Katherine Area Godchaux
Joseph A. Hafner, Jr.
W. David Hanks

Joseph A. Hafner, Jr. Trustee, Joseph A. Hafner, Jr. 1993 Retained Annuity Trust

The Katherine Area Godchaux 1994 Grantor Retained Annuity Trust
W. Elton Kennedy

The Leslie K. Godchaux 1994 Grantor Retained Annuity Trust
Live Oak Foundation
E. James Lowrey

The Mary Lawrence Godchaux 1994 Grantor Retained Annuity Trust
Theresa Godchaux Payne
E. Wayne Ray, Jr.

The Rebecca Ragland Godchaux Revocable Trust

The Theresa Godchaux Payne 1994 Grantor Retained Annuity Trust
Elizabeth B. Woodard
Patrick W. Rose
Thomas B. Walker, Jr.
Charles H. Cotros

Frank Kirkpatrick Godchaux Revocable Trust

The Antom Ranch Family Partnership, L. P.
Mary L. Godchaux
Leslie K. Godchaux
Merrill Hafner 1993 Retained Annuity Trust

                                   EXHIBIT B-2

                          FORM OF STOCKHOLDER AGREEMENT

                      [See Exhibit (d)(3) to Schedule TO]

                                                                     EXHIBIT C-1

                              SURVIVING CORPORATION

                             AMENDMENTS TO RESTATED

                          CERTIFICATE OF INCORPORATION

      The text of the Restated Certificate of Incorporation of the Company shall be further amended to read as follows:

1.    Existing Article 4(a) and Article 4(b) shall be deleted in their entirety.
      Article 4(c) shall be renumbered Article 4(b) and Article 4(a) shall be replaced with the following:

      "The total number of share which the corporation shall have authority to issue is Ten Thousand (10,000), divided into Eight Thousand (8,000) shares of common stock of par value One Dollar ($1.00) per share and Two Thousand (2,000) shares of preferred stock of par value One Dollar ($1.00) per share."

2. Existing Article 6 shall be amended to provide that the number of directors constituting the entire board of directors shall be five (5) until otherwise fixed by a majority of the entire board of directors.

3.    Existing Article 7 and Article 9 shall be deleted in their entirety.

4. Article 8 shall be deleted in its entirety and replaced with the following:

      "No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit any liability that may exist with respect to (a) a breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability under Section 174 of the Delaware General Corporation Law or (d) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as in effect on the date hereof and as such Section may be amended after the date hereof to the extent such amendment permits such liability to be further eliminated or limited. The corporation shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (as in effect on the date hereof and as such Section may be amended after the date hereof) each person that such Section grants the corporation the power to indemnify."

                                                                     EXHIBIT C-2

                                     BY-LAWS

                                       OF

                               RIVIANA FOODS INC.,

                             A DELAWARE CORPORATION

                                    ARTICLE I

                            MEETINGS OF STOCKHOLDERS

      Section 1.1 Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held each year on such date, and at such time and place within or without the State of Delaware, as may be designated by the Board of Directors.

      Section 1.2 Special Meetings. Special meetings of the stockholders for any proper purpose or purposes may be called at any time by the Board of Directors to be held on such date, and at such time and place within or without the State of Delaware, as the Board of Directors shall direct. A special meeting of the stockholders shall be called by the president or the secretary of the Corporation whenever stockholders owning a majority of the shares of the Corporation then issued and outstanding and entitled to vote on matters to be submitted to stockholders of the Corporation shall make application therefor in writing. Any such written request shall state a proper purpose or purposes of the meeting and shall be delivered to the president or the secretary of the Corporation.

      Section 1.3 Notice of Meeting. Written notice, signed by the president, the secretary or any assistant secretary of the Corporation, of every meeting of stockholders stating the date and time when, and the place where, such meeting is to be held, shall be delivered either personally or by mail to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of such meeting, except as otherwise provided by law. The purpose or purposes for which such meeting is called may, in the case of an annual meeting, and shall in the case of a special meeting, also be stated in such notice. If mailed, such notice shall be directed to a stockholder at such stockholder's address as it shall appear on the stock books of the Corporation, unless such stockholder shall have filed with the president or secretary of the Corporation a written request that notices intended for such stockholder be mailed to some other address, in which case it shall be mailed to the address designated in such request. Whenever any notice is required to be given under the provisions of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these By-laws, a waiver thereof, signed by the stockholder entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a stockholder at the meeting shall be deemed equivalent to a written waiver of notice of such meeting.

      Section 1.4 Quorum. The presence at any meeting of stockholders, in person or by proxy, of the holders of record of a majority of the shares then issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise provided by law.

      Section 1.5 Adjournments. In the absence of a quorum, a majority in interest of the stockholders entitled to vote, present in person or by proxy, or, if no stockholder entitled to vote is present in person or by proxy, any officer entitled to preside at or act as secretary of a meeting of stockholders, may adjourn such meeting from time to time until a quorum shall be present.

      Section 1.6 Voting. Directors shall be chosen by a plurality of the votes cast at the election, and, except as otherwise provided by law or by the Certificate of Incorporation, all other questions shall be determined by a majority of the votes cast on such question.

      Section 1.7 Proxies. Any stockholder entitled to vote may vote by proxy, provided that the instrument authorizing such proxy to act shall have been executed in writing (which shall include telegraphing or cabling) by the stockholder himself or by such stockholder's duly authorized attorney.

      Section 1.8 Judges of Election. The Board of Directors may appoint judges of election to serve at any election of directors and at balloting on any other matter that may properly come before a meeting of stockholders. If no such appointment shall be made, or if any of the judges so appointed shall fail to attend, or refuse or be unable to serve, then such appointment may be made by the presiding officer at the meeting.

                                   ARTICLE II

                               BOARD OF DIRECTORS

      Section 2.1 Number. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by resolution of the Board of Directors or stockholders (any such resolution of either the Board of Directors or stockholders being subject to any later resolution of either of them). The first Board of Directors and subsequent Boards of Directors shall consist of five (5) directors until changed as herein provided.

      The first Board of Directors shall consist of the following persons:

      Joseph A. Hafner
      W. David Hanks
      Jaime Carbo Fernandez
      Antonio Hernandez Callejas
      Felix Hernandez Callejas

      Section 2.2 Election and Term of Office. Directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2.3. Each director (whether elected at an annual meeting or to fill a vacancy or otherwise) shall continue in office until such Director's successor shall have been elected and qualified or until such Director's earlier death, resignation or removal in the manner hereinafter provided.

      Section 2.3 Vacancies and Additional Directorships. If any vacancy shall occur among the directors by reason of death, resignation or removal, or as the result of an increase in the number of directorships, a majority of the directors then in office, or a sole remaining director, though less than a quorum, may fill any such vacancy.

      Section 2.4 Regular Meetings. A regular meeting of the Board of Directors shall be held for organization, for the election of officers and for the transaction of such other business as may properly come before such meeting, within thirty (30) days after each annual meeting of stockholders. The Board of Directors by resolution may provide for the holding of other regular meetings and may fix the times and places at which such meetings shall be held. Notice of regular meetings shall not be required to be given, provided that whenever the time or place of regular meetings shall be fixed or changed, notice of such action shall be mailed promptly to each director who shall not have been present at the meeting at which such action was taken, addressed to such director at such director's residence or usual place of business or shall be sent to such director at such place by telex, facsimile transmission, telegram, radio or cable, or telephoned or delivered to him personally.

      Section 2.5 Special Meetings. Special meetings of the Board of Directors shall be held upon call by or at the direction of the president or the secretary of the Corporation. Except as otherwise required by law, notice of each special meeting shall be mailed to each director, addressed to such director at such director's residence or usual place of business, at least two days before the day on which the meeting is to be held, or shall be sent to such director at such place by telex, facsimile transmission, telegram, radio or cable, or telephoned or delivered to him personally, not later than the day before the day on which the meeting is to be held. Such notice shall state the time and place of such meeting, but need not state the purposes thereof, unless otherwise required by law, the Certificate of Incorporation or these By-laws.

      Section 2.6 Waiver of Notice. Whenever any notice is required to be given under the provisions of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these By-laws, a waiver thereof, signed by the director entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a director at a meeting shall be deemed equivalent to a written waiver of notice of such meeting.

      Section 2.7 Quorum and Manner of Acting. At each meeting of the Board of Directors the presence of a majority of the total number of members of the Board of Directors as constituted from time to time shall be necessary and sufficient to constitute a quorum for the transaction of business, except that when the Board of

Directors consists of one or two directors, then the one or two directors, respectively, shall constitute a quorum. In the absence of a quorum, a majority of those present at the time and place of any meeting may adjourn the meeting from time to time until a quorum shall be present and the meeting may be held as so adjourned without further notice or waiver. A majority of those present at any meeting at which a quorum is present may decide any question brought before such meeting, except as otherwise provided by law, the Certificate of Incorporation or these By-laws.

      Section 2.8 Resignation of Directors. Any director may resign at any time by giving written notice of such resignation to the Board of Directors. Unless otherwise specified in such notice, such resignation shall take effect upon receipt thereof by the Board of Directors or any such officer, and the acceptance of such resignation shall not be necessary to make it effective.

      Section 2.9 Removal of Directors. At any special meeting of the stockholders, duly called as provided in these By-laws, any director or directors may be removed from office, either with or without cause, as provided by law. At such meeting a successor or successors may be elected by a plurality of the votes cast, or if any such vacancy is not so filled, it may be filled by the directors as provided in Section 2.3.

      Section 2.10 Compensation of Directors. Directors shall receive such reasonable compensation for their services whether in the form of salary or a fixed fee for attendance at meetings, with expenses, if any, as the Board of Directors may from time to time determine. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

                                  ARTICLE III

                             COMMITTEES OF THE BOARD

      Section 3.1 Designation, Power, Alternate Members and Term of Office. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent provided in such resolution and permitted by law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation or a facsimile thereof to be affixed to or reproduced on all such papers as said committee shall designate. The Board of Directors may designate one or more directors as alternate members of any committee who, in the order specified by the Board of Directors, may replace any absent or disqualified member at any meeting of such committee. If at a meeting of any committee one or more of the members thereof should be absent or disqualified, and if either the Board of Directors has not so designated any alternate member or members, or the number of absent or disqualified members exceeds the number of alternate members who are present at such meeting, then the member or members of such committee (including alternates) present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at such meeting in the place of any such absent or disqualified member. The term of office of the members of each committee shall be as fixed from time to time by the Board of Directors, subject to these By-laws; provided, however, that any committee member who ceases to be a member of the Board of Directors shall ipso facto cease to be a committee member. Each committee shall appoint a secretary, who may be a Director or an officer of the Corporation.

      Section 3.2 Executive Committee. If an Executive Committee is designated by the Board of Directors in accordance with the provisions of Section 3.1 hereof, the Executive Committee shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation or a facsimile thereof to be affixed to all papers which may require it; but the Executive Committee shall not have power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, amending the By-laws of the Corporation, declaring a dividend or authorizing the issuance of stock. The provisions of Article III of these By-laws shall apply to the Executive Committee.

      Section 3.3 Meetings, Notices and Records. Each committee may provide for the holding of regular meetings, with or without notice, and may fix the times and places at which such meetings shall be held. Special meetings of each committee shall be held upon call by or at the direction of its chairman or, if there be no chairman, by or at the direction of any one of its members. Except as otherwise provided by law, notice of each special meeting of a committee shall be mailed to each member of such committee, addressed to such member at such member's residence or usual place of business, at least two days before the day on which the meeting is to be held, or shall be sent to him at such place by telex, facsimile transmission, telegram, radio or cable, or telephoned or delivered to such member personally, not later than the day before the day on which the meeting is to be held. Such notice shall state the time and place of such meeting, but need not state the purposes thereof, unless otherwise required by law, the Certificate of Incorporation of the Corporation or these By-laws.

      Notice of any meeting of a committee need not be given to any member thereof who shall attend such meeting in person or who shall waive notice thereof, before or after such meeting, in a signed writing. Each committee shall keep a record of its proceedings.

      Section 3.4 Quorum and Manner of Acting. At each meeting of any committee the presence of a majority of its members then in office shall be necessary and sufficient to constitute a quorum for the transaction of business, except that when a committee consists of one member, then the one member shall constitute a quorum. In the absence of a quorum, a majority of the members present at the time and place of any meeting may adjourn the meeting from time to time until a quorum shall be present and the meeting may be held as so adjourned without further notice or waiver. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of such committee. Subject to the foregoing and other provisions of these By-laws and except as otherwise determined by the Board of Directors, each committee may make rules for the conduct of its business.

      Section 3.5 Resignations. Any member of a committee may resign at any time by giving written notice of such resignation to the Board of Directors. Unless otherwise specified in such notice, such resignation shall take effect upon receipt thereof by the Board of Directors or any such officer, and the acceptance of such resignation shall not be necessary to make it effective.

      Section 3.6 Removal. Any member of any committee may be removed at any time with or without cause by the Board of Directors.

      Section 3.7 Vacancies. If any vacancy shall occur in any committee by reason of death, resignation, disqualification, removal or otherwise, the remaining member or members of such committee, so long as a quorum is present, may continue to act until such vacancy is filled by the Board of Directors.

      Section 3.8 Compensation. Committee members shall receive such reasonable compensation for their services as such, whether in the form of salary or a fixed fee for attendance at meetings, with expenses, if any, as the Board of Directors may from time to time determine. Nothing herein contained shall be construed to preclude any committee member from serving the Corporation in any other capacity and receiving compensation therefor.

                                   ARTICLE IV

                                    OFFICERS

      Section 4.1 Officers. The Corporation shall have such officers as are appointed from time to time by the Board of Directors.

      Section 4.2 Election, Term of Office and Qualifications. Each officer (except such officers as may be appointed in accordance with the provisions of Section 4.3) shall be elected by the Board of Directors. Each such officer shall hold such office until such officer's successor shall have been elected and shall qualify, or until such officer's death, or until such officer shall have resigned in the manner provided in Section 4.4 or shall have been removed in the manner provided in Section 4.5.

      Section 4.3 Subordinate Officers and Agents. The Board of Directors may delegate to any officer or agent the power to appoint any subordinate officers or agents and to prescribe their respective terms of office, authorities and duties.

      Section 4.4 Resignations. Any officer may resign at any time by giving written notice of such resignation to the Board of Directors. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors, and the acceptance of such resignation shall not be necessary to make it effective.

      Section 4.5 Removal. Any officer may be removed with or without cause at any meeting of the Board of Directors by affirmative vote of a majority of the directors then in office. Any officer or agent appointed in accordance with the provisions of Section 4.3 may be removed with or without cause at any meeting of the Board of Directors by affirmative vote of a majority of the directors present at such meeting, or at any time by any superior officer or agent upon whom such power of removal shall have been conferred by the Board of Directors.

      Section 4.6 Vacancies. A vacancy in any office by reason of death, resignation, removal, disqualification or any other cause shall be filled for the unexpired portion of the term in the manner prescribed by these By-laws for regular election or appointment to such office.

      Section 4.7 General Duties of Officers. Each officer shall perform those duties and have such powers as from time to time may be assigned to him by the Board of Directors.

      Section 4.8 Salaries. The salaries of the officers of the Corporation shall be fixed from time to time by the Board of Directors, except that the Board of Directors may delegate to any person the power to fix the salaries or other compensation of any officers or agents appointed in accordance with the provisions of Section 4.3. No officer shall be prevented from receiving such salary by reason of the fact that such officer is also a director of the Corporation.

                                   ARTICLE V

             EXECUTION OF INSTRUMENTS AND DEPOSIT OF CORPORATE FUNDS

      Section 5.1 Execution of Instruments Generally. The Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation, and such authorization may be general or confined to specific instances.

      Section 5.2 Borrowing. No loans or advance shall be obtained or contracted for, by or on behalf of the Corporation and no negotiable paper shall be issued in its name, unless and except as authorized by the Board of Directors. Such authorization may be general or confined to specific instances. Any officer or agent of the Corporation thereunto so authorized may obtain loans and advances for the Corporation, and for such loans and advances may make, execute and deliver promissory notes, bonds, or other evidences of indebtedness of the Corporation. Any officer or agent of the Corporation thereunto so authorized may pledge, hypothecate or transfer as security for the payment of any and all loans, advances, indebtedness and liabilities of the Corporation, any and all stocks, bonds, other securities and other personal property at any time held by the Corporation, and to that end may endorse, assign and deliver the same and do every act and thing necessary or proper in connection therewith.

      Section 5.3 Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to its credit in such banks or trust companies or with such bankers or other depositaries as the Board of Directors may select, or as may be selected by any officer or officers or agent or agents authorized so to do by the Board of Directors. Endorsements for deposit to the credit of the Corporation in any of its duly authorized depositaries shall be made in such manner as the Board of Directors from time to time may determine.

      Section 5.4 Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers or agent or agents of the Corporation, and in such manner, as from time to time shall be determined by the Board of Directors.

      Section 5.5 Proxies. Proxies to vote with respect to shares of stock of other corporations owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the

President or by any other person or persons thereunto authorized by the Board of Directors.

      Section 5.6 Other Contracts and Instruments. All other contracts and instruments binding the Corporation shall be executed in the name and on the behalf of the Corporation by those officers, employees or agents of the Corporation as may be authorized by the board of Directors. That authorization may be general or confined to specific instances.

                                   ARTICLE VI

                                  RECORD DATES

      Section 6.1 Dates. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall be not more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. Only those stockholders of record on the date so fixed shall be entitled to any of the foregoing rights, notwithstanding the transfer of any such stock on the books of the Corporation after any such record date fixed by the Board of Directors.

                                  ARTICLE VII

                                 CORPORATE SEAL

      Section 7.1 Corporate Seal. The corporate seal shall be circular in form and shall bear the name of the Corporation and words and figures denoting its organization under the laws of the State of Delaware and the year thereof and otherwise shall be in such form as shall be approved from time to time by the Board of Directors.

                                  ARTICLE VIII

                                   FISCAL YEAR

      Section 8.1 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

                                   ARTICLE IX

                                   AMENDMENTS

      Section 9.1 Amendments. All By-laws of the Corporation may be amended or repealed, and new By-laws may be made, by an affirmative majority of the votes cast at any annual or special stockholders' meeting by holders of outstanding shares of stock of the Corporation entitled to vote, or by an affirmative vote of a majority of the directors present at any organizational, regular, or special meeting of the Board of Directors.

                                   ARTICLE X

                            ACTION WITHOUT A MEETING

      Section 10.1 Action Without A Meeting. Any action which might have been taken under these By-laws by a vote of the stockholders at a meeting thereof may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken, shall be individually signed and dated by the holders of outstanding shares of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided, however, that no written consent will be effective unless the necessary number of written consents is delivered to the Corporation within sixty (60) days of the earliest delivered consent to the Corporation and, provided, further, that prompt notice shall be given to those stockholders who have not so consented if less than unanimous written consent is obtained. Any action which might have been taken under these By-laws by vote of the directors at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the Board of Directors or such committee.

                                   ARTICLE XI

                                 INDEMNIFICATION

      Section 11.1 Indemnification. The Corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Where required by law, the indemnification provided for herein shall be made only as authorized in the specific case upon a determination, in the manner provided by law, that indemnification of the director, officer, employee or agent is proper in the circumstances. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

                                                                     EXHIBIT C-3

                              SURVIVING CORPORATION

                                    DIRECTORS

Joseph A. Hafner, Jr.
W. David Hanks
Jaime Carbo Fernandez
Antonio Hernandez Callejas
Felix Hernandez Callejas

                                      viii